Filed Pursuant to Rule 424(b)(5)

Registration No. 333-259307

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 14, 2021)

320,000 Shares

COMSovereign Holding Corp.

9.25% Series A Cumulative Redeemable Perpetual Preferred Stock

(Liquidation Preference $25.00 per share)

We are offering 320,000 shares of our 9.25% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”).

We will pay cumulative dividends on the Series A Preferred Stock from, and including, the date of original issue at a rate of 9.25% per annum of the $25.00 liquidation preference per share (equivalent to an annual rate of $2.3125 per share). Dividends on the Series A Preferred Stock will be payable monthly in arrears on or about the 20th day of each month, beginning on November 20, 2021. The Series A Preferred Stock will rank senior to our common stock with respect to distribution rights and rights upon our liquidation, dissolution or winding up.

Generally, we may not redeem the Series A Preferred Stock prior to April 29, 2024, except pursuant to the special optional redemption provision described below. On or after April 29, 2024, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends on such Series A Preferred Stock up to, but excluding, the date of redemption. In addition, upon the occurrence of a Change of Control (as defined in this prospectus supplement) we may, at our option, redeem the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends up to, but excluding, the date of redemption. The shares of our Series A Preferred Stock have no stated maturity and are not subject to mandatory redemption or any sinking fund.

Holders of shares of the Series A Preferred Stock will generally have no voting rights except for limited voting rights if we fail to pay dividends for 18 or more monthly periods (whether or not consecutive) and in certain other circumstances.

We will be restricted in our ability to issue or create any class or series of stock ranking senior to the Series A Preferred Stock with respect to dividends or other distributions, so long as the Series A Preferred Stock is outstanding, unless holders of at least two-thirds of the then outstanding Series A Preferred Stock and each of our other class or series of preferred stock ranking on parity with the Series A Preferred Stock with respect to payment of distributions and the distribution of assets upon our liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (the “Parity Preferred Stock”) consent to the same.

Prior to this offering, there has been no market for the Series A Preferred Stock. We have applied to list the Series A Preferred Stock on The Nasdaq Capital Market under the symbol “COMSP.” Our common stock is traded on The Nasdaq Capital Market under the symbol “COMS.”

Investing in the Series A Preferred Stock involves risk. See “Risk Factors” beginning on page S-12 of this prospectus supplement and the risks set forth under the caption “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q, as well as additional risks that may be described in future reports or information that we file with the Securities and Exchange Commission (the “SEC”) which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Public offering price	$25.00	$8,000,000
Underwriting discount	$2.00	$640,000
Proceeds, before expenses, to us	$23.00	$7,360,000

____________

(1)       Assumes no exercise of the underwriters’ option to purchase additional shares described below.

This offering is being completed on a “firm commitment” basis by the underwriters.

We have granted the underwriters an option to purchase up to an additional 48,000 shares of the Series A Preferred Stock within 30 days from the date of this prospectus supplement solely to cover over-allotments.

We expect to deliver shares of the Series A Preferred Stock to the underwriters on or about October 29, 2021 through the book-entry facilities of The Depository Trust Company (“DTC”).

Sole Book Running Manager

The Benchmark Company

Lead Manager	Co-Manager
Aegis Capital Corp.	Spartan Capital Securities

The date of this prospectus supplement is October 26, 2021.

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction where it is unlawful to make such offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Series A Preferred Stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the Series A Preferred Stock we are offering.

To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference prior to the date of this prospectus supplement, the information in this prospectus supplement supersedes such information. In addition, to the extent any information incorporated by reference in this prospectus supplement or the accompanying prospectus from a filing we make with the SEC after the date of this prospectus supplement adds to, updates or changes information contained in this prospectus supplement, the accompanying prospectus or an earlier filing we made with the SEC that is incorporated by reference in this prospectus supplement or the accompanying prospectus, the information in such later filing shall be deemed to modify, update and supersede such information in this prospectus supplement, the accompanying prospectus or the earlier filing with the SEC.

This prospectus supplement does not contain all of the information that is important to you. You should read the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

Neither we nor any of the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in our Series A Preferred Stock by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our Series A Preferred Stock.

Except where we or the context otherwise indicate, the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of Series A Preferred Stock described on the cover page of this prospectus.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the prospectus supplement and accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

No action has been or will be taken in any jurisdiction by us or the underwriters that would permit a public offering of the Series A Preferred Stock or the possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Series A Preferred Stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise indicated or unless the context requires otherwise, references in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our” and the “Company” refer to COMSovereign Holding Corp., a Nevada corporation, and its subsidiaries.

S-ii

INDUSTRY AND MARKET DATA

We obtained the industry and market data included in or incorporated by reference into this prospectus supplement from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus supplement. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

When used in this prospectus supplement and the accompanying prospectus, including the documents that we have incorporated by reference, in future filings with the SEC or in press releases or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). In particular, statements pertaining to our trends, liquidity and capital resources, among others, contain forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Examples of forward-looking statements include, but are not limited to, statements about the following:

•        our prospects, including our future business, revenues, expenses, net income, earnings per share, gross margins, profitability, cash flows, cash position, liquidity, financial condition and results of operations, backlog of orders and revenue, our targeted growth rate, our goals for future revenues and earnings, and our expectations about realizing the revenues in our backlog and in our sales pipeline;

•        the potential impact of COVID-19 on our business and results of operations;

•        the effects on our business, financial condition and results of operations of current and future economic, business, market and regulatory conditions, including the current economic and market conditions and their effects on our customers and their capital spending and ability to finance purchases of our products, services, technologies and systems;

•        the effects of fluctuations in sales on our business, revenues, expenses, net income, earnings per share, margins, profitability, cash flows, capital expenditures, liquidity, financial condition and results of operations;

•        our products, services, technologies and systems, including their quality and performance in absolute terms and as compared to competitive alternatives, their benefits to our customers and their ability to meet our customers’ requirements, and our ability to successfully develop and market new products, services, technologies and systems;

•        our markets, including our market position and our market share;

•        our ability to successfully develop, operate, grow and diversify our operations and businesses;

•        our business plans, strategies, goals and objectives, and our ability to successfully achieve them;

•        the sufficiency of our capital resources, including our cash and cash equivalents, funds generated from operations, availability of borrowings under our credit and financing arrangements and other capital resources, to meet our future working capital, capital expenditure, lease and debt service and business growth needs;

•        the value of our assets and businesses, including the revenues, profits and cash flows they are capable of delivering in the future;

•        the effects on our business operations, financial results, and prospects of business acquisitions, combinations, sales, alliances, ventures and other similar business transactions and relationships;

•        industry trends and customer preferences and the demand for our products, services, technologies and systems; and

•        the nature and intensity of our competition, and our ability to successfully compete in our markets.

S-iv

These statements are necessarily subjective, are based upon our current plans, intentions, objectives, goals, strategies, beliefs, projections and expectations, and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly-available information with respect to the factors upon which our business strategy is based, or the success of our business.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that may cause actual results, our performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements include, without limitation, those discussed under the caption “Risk Factors” in this prospectus supplement as well as other risks and factors identified from time to time in our SEC filings.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the Series A Preferred Stock. We urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the financial statements and notes to those financial statements incorporated by reference herein and therein. Please read the section of this prospectus supplement entitled “Risk Factors” for more information about important risks that you should consider before investing in the Series A Preferred Stock.

Our Company

We are a provider of technologically-advanced telecom solutions to network operators, mobile device carriers, governmental units and other enterprises worldwide. We have assembled a portfolio of communications, power and portable infrastructure technologies, capabilities and products that enable the upgrading of latent 3G networks to 4G and 4G-LTE networks and will facilitate the rapid roll out of the 5G and “next-Generation” (“nG”) networks of the future. We focus on novel capabilities, including signal modulations, antennae, software, hardware and firmware technologies that enable increasingly efficient data transmission across the electromagnetic spectrum. Our product solutions are complemented by a broad array of services, including technical support, systems design and integration, and sophisticated research and development programs. While we compete globally on the basis of our innovative technology, the breadth of our product offerings, our high-quality cost-effective customer solutions, and the scale of our global customer base and distribution, our primary focus is on the North American telecom infrastructure and service market. We believe we are in a unique position to rapidly increase our near-term domestic sales as we are among the few U.S. based providers of telecommunications equipment and services.

We provide the following categories of product offerings and solutions to our customers:

•        Telecom and Network Products and Solutions.    We design, develop, market and sell technologically-advanced products for telecom network operators, mobile device carriers and other enterprises, including the following:

•        Backhaul Telecom Radios.    We offer a line of high-capacity packet microwave solutions that drive next-generation intellectual property (“IP”) networks. Our carrier-grade point-to-point packet microwave systems transmit broadband voice, video and data. Our solutions enable service providers, government agencies, enterprises and other organizations to meet their increasing bandwidth requirements rapidly and affordably. The principal application of our product portfolio is wireless network transport, including a range of products ideally suited to support the emergence of underlying small cell networks. Additional solutions include leased-line replacement, last mile fiber extension and enterprise networks.

•        In-Band Full-Duplex Technologies.    We have developed proprietary wireless transmission technologies that alleviate the performance limitations of the principal transmission technologies used by most networks today. Time Division Duplex (“TDD”) transmission technology used by many communications systems utilizes a single channel for transmission of data alternating between downlink or uplink, which limits capacity/throughput. Frequency Division Duplex (“FDD”) technologies in the marketplace today use two independent channels for downlink and uplink but require twice the spectrum. Neither TDD nor FDD can simultaneously transmit and receive on a single channel — a limitation that network advancements and 5G will require for optimal performance. In late 2021, we intend to commence offering products incorporating our proprietary In-Band Full-Duplex technologies that simultaneously transmit and receive data on a single channel, which resolves the limitation of current TDD and FDD transmissions by increasing network performance and doubling spectrum efficiency.

•        Edge Compute Capable Small Cell 4G LTE and 5G Access Radios.    We offer Citizens Broadband Radio Service frequency and other small cell radios that are designed to connect to other access radios or to connect directly to mobile devices such as mobile phones and other Internet-of-things devices. Recently, we developed we believe the world’s first fully-virtualized 5G core network on a microcomputer the size of a credit card, enabling, for the first time, the ability to have the 5G network collocated on the network edge with the small cell communicating with the devices themselves. The small cells support edge-based application hosting and enable third-party service integration.

•        Intelligent Batteries and Back-Up Power Solutions.    We are developing for the telecom industry a full line of environmentally-friendly, non-volatile advanced intelligent lithium-ion batteries and back-up power units that charge quickly, have a life span approximately five times longer than conventional lead-acid batteries, and can be monitored remotely. We are also currently offering and developing models that provide power for a wide range of applications, including cellular towers and other radio access network infrastructures, automobiles, boats, spacecraft and other vehicles.

•        Tethered Drones and Aerostats.    We design, manufacture, sell and provide logistical services for specialized tethered aerial monitoring and communications platforms serving national defense and security customers for use in applications such as intelligence, surveillance and reconnaissance (“ISR”) and communications. We focus primarily on a suite of tethered aerostats known as the Winch Aerostat Small Platform, which are principally designed for military and security applications and provide secure and reliable aerial monitoring for extended durations while being tethered to the ground via a high-strength armored tether. Our recently-acquired HoverMast line of quadrotor-tethered drones feature uninterruptible ground-based power, fiber optic communications for cyber immunity, and the ability to operate in GPS-denied environments while delivering dramatically-improved situational awareness and communications capabilities to users.

We are also developing processes that we believe will significantly advance the state-of-the-art in silicon photonic (“SiP”) devices for use in advanced data interconnects, communication networks and computing systems. We believe our novel approach will allow us to overcome the limitations of current SiP modulators, dramatically increase computing bandwidth and reduce drive power while offering lower operating costs.

Our engineering and management teams have extensive experience in optical systems and networking, digital signal processing, large-scale application-specific integrated circuit design and verification, SiP design and integration, system software development, hardware design, high-speed electronics design and network planning, installation, maintenance and servicing. We believe this broad expertise in a wide range of advanced technologies, methodologies and processes enhances our innovation, design and development capabilities, and has enabled us, and we believe will continue to enable us, to develop and introduce future-generation communications and computing technologies. In the course of our product development cycles, we engage with our customers as they design their current and next-generation network equipment in order to gauge current and future market needs.

Our more than 700 customers include a majority of the leading global telecommunication operators, as well as many data center managers and leading multi-system operators, and hundreds of enterprise customers, including many Fortune 500 companies. We have long-standing, direct relationships with our customers and serve them through a direct sales force and a global network of channel partners.

Our Operating Units

Through a series of acquisitions, we and our operating subsidiaries have expanded our service offerings and geographic reach over the past three years. On November 27, 2019, we completed the acquisition of ComSovereign Corp. (“ComSovereign”) in a stock-for-stock transaction with a total purchase price of approximately $80 million (the “ComSovereign Acquisition”). ComSovereign had been formed in January 2019 and, prior to its acquisition by our company, had completed five acquisitions of companies with unique products in development for, or then being marketed to, the telecommunications market. As a result of our acquisitions, our company is comprised of the following principal operating units, each of which was acquired to address a different opportunity or sector of the North American telecom infrastructure and service market. Our subsidiary holdings are held in three divisions, Telecoms, Drone and Power.

Our Telecoms Division is comprised of the following principal operating units:

•        DragonWave-X LLC.    DragonWave-X, LLC and its operating subsidiaries, DragonWave Corp. and DragonWave-X Canada, Inc. (collectively, “DragonWave”), are a Dallas-based manufacturer of high-capacity microwave and millimeter wave point-to-point telecom backhaul radio units. DragonWave and its predecessor have been selling telecom backhaul radios since 2012 and its microwave radios have been installed in over 330,000 locations in more than 100 countries worldwide. According to a report of the U.S. Federal Communications Commission, as of December 2019, DragonWave was the second largest provider of licensed point-to-point microwave backhaul radios in North America. DragonWave was acquired by ComSovereign in April 2019 prior to the ComSovereign Acquisition.

•        Virtual Network Communications Inc.    Virtual Network Communications Inc. (“VNC”) is an edge compute focused wireless telecommunications technology developer and equipment manufacturer of both 4G LTE Advanced and 5G capable radio equipment. VNC designs, develops, manufactures, markets, and supports a line of network products for wireless network operators, mobile virtual network operators, cable TV system operators, and government and business enterprises that enable new sources of revenue, and reduce capital and operating expenses. VNC also has developed rapidly deployable, tactical systems that can be combined with the tethered aerostats and drones offered by our Drone Aviation subsidiary and enabled and operated in nearly any location in the world. We acquired VNC in July 2020.

•        Fastback.    Skyline Partners Technology LLC, which does business under the name Fastback Networks (“Fastback”), is a manufacturer of intelligent backhaul radio (“IBR”) systems that deliver high-performance wireless connectivity to virtually any location, including those challenged by Non-Line of Sight limitations. Fastback’s advanced IBR products allow operators to economically add capacity and density to their macrocells and expand service coverage density with small cells. These solutions also allow operators to both provide temporary cellular and data service utilizing mobile/portable radio systems and provide wireless Ethernet connectivity. We acquired Fastback in January 2021.

•        Silver Bullet Technology, Inc.    Silver Bullet Technology, Inc. (“Silver Bullet”) is a California-based engineering firm that designs and develops next generation network systems and components, including large-scale network protocol development, software-defined radio systems and wireless network designs. ComSovereign acquired Silver Bullet in March 2019 prior to the ComSovereign Acquisition.

•        Lextrum, Inc.    Lextrum, Inc. (“Lextrum”) is a Tucson, Arizona-based developer of full-duplex wireless technologies and components, including multi-reconfigurable radio frequency (“RF”) antennae and software programs. This technology enables the doubling of a given spectrum band by allowing simultaneous transmission and receipt of radio signals on the same frequencies. ComSovereign acquired Lextrum in April 2019 prior to the ComSovereign Acquisition.

•        Innovation Digital, LLC.    Innovation Digital, LLC (“Innovation Digital”) is a California-based developer of “beyond state-of-the-art” mixed analog/digital signal processing solutions, IP licensing, design and consulting services. Its signal processing techniques and intellectual property have significantly enhanced the bandwidth and accuracy of RF transceiver systems and have provided enabling technologies in the fields of communications and RADAR systems, signals intelligence and electronic warfare, test and measurement systems, and semiconductor devices. We acquired Innovation Digital in June 2021.

•        VEO Photonics, Inc.    VEO Photonics, Inc. (“VEO”), based in San Diego, California, is a research and development company innovating SiP technologies for use in copper-to-fiber-to-copper switching, high-speed computing, high-speed ethernet, autonomous vehicle applications, mobile devices and 5G wireless equipment. ComSovereign acquired VEO in January 2019 prior to the ComSovereign Acquisition.

•        RF Engineering & Energy Resource, LLC.    RF Engineering & Energy Resource, LLC (“RF Engineering”) is a Michigan-based provider of high-quality microwave antennas and accessories. By providing one of the industry’s lowest cost of ownership, RF Engineering has continued to innovate and expand, and it recently announced the industry’s first Universal Licensed Microwave Antenna. Supporting frequencies from (6-42 GHz), customers can now reduce sparing costs and safely future-proof their networks by leveraging this new Universal plug and play architecture. We acquired RF Engineering in July 2021.

•        SAGUNA Networks Ltd.    SAGUNA Networks Ltd. (“SAGUNA”) based in Yokneam, Israel, is the software developer behind the award-winning SAGUNA Edge Cloud, which transforms communication networks into powerful cloud-computing infrastructures for applications and services, including augmented and virtual reality, Internet of Things (“IoT”), edge analytics, high-definition video, connected cars, autonomous drones and more. SAGUNA allows these next-generation applications to run closer to the user in a wireless network, dramatically cutting down on latency, which is a fundamental and critical requirement of 5G networks. SAGUNA’s Edge Cloud operates on general purpose computing hardware but can be optimized to support the latest artificial intelligence and machine learning features through dedicated accelerators. We acquired SAGUNA in October 2021.

Our Drone Division is comprised of the following principal operating units:

•        Drone Aviation.    Lighter Than Air Systems Corp., which does business under the name Drone Aviation (“Drone Aviation”), is based in Jacksonville, Florida and develops and manufactures cost-effective, compact and enhanced tethered unmanned aerial vehicles, including Lighter-Than-Air aerostats and drones that support surveillance sensors and communications networks. We acquired Drone Aviation in June 2014.

•        Sky Sapience Ltd.    Sky Sapience Ltd. (“SKS”) manufacturer of drones with a patented tethered hovering technology that provides long-duration, mobile and all-weather ISR capabilities to customers worldwide for both land and marine-based applications. Its innovative technologies include fiber optic tethers that enable secure, high-capacity communications, including support for commercial 4G and 5G wireless networks. SKS’s flagship HoverMast line of quadrotor-tethered drones feature uninterruptible ground-based power, fiber optic communications for cyber immunity, and the ability to operate in GPS-denied environments while delivering dramatically-improved situational awareness and communications capabilities to users. We acquired SKS in March 2021.

•        RVision, Inc.    RVision Inc. (“RVision”) is a California-based developer of technologically-advanced video and communications products and physical security solutions designed for government and private sector commercial industries. It has been serving governments and the military for nearly two decades with sophisticated, environmentally-rugged optical and infrared cameras, hardened processors, custom tactical video hardware, software solutions, and related communications technologies. It also has developed nano-defractive optics with integrated, artificial intelligence-driven electro-optical sensors and communication network connectivity products for smart city/smart campus applications. We acquired RVision in April 2021.

Our Power Division is comprised of the following principal operating units:

•        InduraPower, Inc.    InduraPower Inc. (“InduraPower”) is a Tucson, Arizona-based developer and manufacturer of intelligent batteries and back-up power supplies for network systems and telecom nodes. It also provides power designs and batteries for the aerospace, marine and automotive industries. ComSovereign acquired InduraPower in January 2019 prior to the ComSovereign Acquisition.

•        Sovereign Plastics LLC.    Sovereign Plastics LLC (“Sovereign Plastics”), based in Colorado Springs, Colorado, operates as the material, component manufacturing and supply chain source for all of our subsidiaries, and also provides plastic and metal components to third-party manufacturers. Its ability to rapidly prototype new product offerings and machine moldings, metals and plastic castings has reduced the production cycle for many of our components from months to days. We acquired Sovereign Plastics in March 2020.

Risks Associated With Our Business

Our ability to execute our business strategy is subject to numerous risks, as more fully described in the section captioned “Risk Factors” immediately following this prospectus summary. You should read these risks before you invest in our securities. In particular, risks associated with our business include, but are not limited to, the following:

•        Since our recent acquisition of ComSovereign in November 2019, we lack an established operating history on which to evaluate our consolidated business and determine if we will be able to execute our business plan, and we can give no assurance that our operations will result in profits.

•        We incurred net losses in our fiscal years ended December 31, 2020 and 2019 with negative cash flows, and we cannot assure you as to when, or if, we will become profitable and generate positive cash flows.

•        We expect to continue to incur losses from operations and negative cash flows, which raise substantial doubt about our ability to continue as a going concern.

•        We may not generate sufficient cash flows to cover our operating expenses.

•        We have significant debt and if we are unable to repay our debt when it becomes due, our business, financial condition and results of operations could be materially harmed.

•        If we are unable to obtain additional funding when needed, our business operations will be harmed, and if we do obtain additional financing, our then-existing stockholders may suffer substantial dilution.

•        Raising capital in the future could cause dilution to our existing stockholders and may restrict our operations or require us to relinquish rights.

•        The COVID-19 pandemic may negatively affect our operations depending on the severity and longevity of the pandemic.

•        Rapid technological change in our market and/or changes in customer requirements could cause our products to become obsolete or require us to redesign our products, which would have a material adverse effect on our business, operating results and financial condition.

•        Product development is a long, expensive and uncertain process, and our failure to develop marketable products in our various markets could adversely affect our business, prospects and financial condition.

•        We compete with companies that have significantly more resources for their research and development efforts than we have or have received government contracts for the development of new products.

•        Product quality problems, defects, errors or vulnerabilities in our products could harm our reputation and adversely affect our business, financial condition, results of operations and prospects.

•        If we lose our rights to use software we currently license from third parties, we could be forced to seek alternative technology, which could increase our operating expenses and could adversely affect our ability to compete.

•        If sufficient radio spectrum is not allocated for use by our products or if we fail to obtain regulatory approval for our products, our ability to market our products may be restricted.

•        If critical components or raw materials used to manufacture our products become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products, which could damage our business.

•        Our future profitability may depend on achieving cost reductions from increasing manufacturing quantities of our products. Failing to achieve such reductions in manufacturing costs could materially affect our business.

•        Our potential customers for our DragonWave radios and our Drone Aviation aerostat and drone products are likely to include U.S. Government or Government-related entities that are subject to appropriations by Congress. Reduced funding for defense procurement and research and development programs would likely adversely impact our ability to generate revenues.

•        We may be unable to successfully integrate our recent and future acquisitions, which could adversely affect our business, financial condition, results of operations and prospects.

•        There may be health and safety risks relating to wireless products.

•        If a successful product liability claim were made against us, our business could be seriously harmed.

•        Our tethered aerostat and drone business and operations are subject to the risks of hurricanes, tropical storms, and other natural disasters.

Our Corporate Information

We were incorporated as Drone Aviation Holding Corp. in the State of Nevada on April 17, 2014. An amendment to our Articles of Incorporation changing our name to COMSovereign Holding Corp. was effected on November 30, 2019. Our principal executive offices are located at 5000 Quorum Drive, Suite 400, Dallas, Texas 75254, and our telephone number is (469) 930-2661. Our website address is www.COMSovereign.com, and many of our subsidiaries also have their own websites linked to and that may be accessed from our principal corporate website. Information on our website and on that of our subsidiaries is not part of this prospectus supplement.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series A Preferred Stock, see “Description of the Series A Preferred Stock” in this prospectus supplement and “Description of Capital Stock — Description of Preferred Stock” in the accompanying prospectus.

Issuer	COMSovereign Holding Corp., a Nevada corporation.
Securities Offered

320,000 shares of our 9.25% Series A Cumulative Redeemable Preferred Stock (plus up to an additional 48,000 shares to cover over-allotments, if any). We reserve the right to reopen this series and issue additional shares of Series A Preferred Stock either through public or private sales at any time and from time to time.

Ranking	The Series A Preferred Stock will rank, with respect to distribution rights and rights upon our liquidation, dissolution or winding up:

•   senior to all classes or series of our common stock and to any other class or series of our capital stock expressly designated as ranking junior to the Series A Preferred Stock;

•   on parity with any class or series of our capital stock expressly designated as ranking on parity with the Series A Preferred Stock, none of which exists on the date hereof; and

•   junior to any other class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock, none of which exists on the date hereof.

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, will rank senior in right of payment to the Series A Preferred Stock. The Series A Preferred Stock will also rank junior in right of payment to our other existing and future debt obligations.

Dividends

Holders of shares of the Series A Preferred Stock will be entitled to receive cumulative cash dividends on the Series A Preferred Stock when, as and if authorized by our board of directors and declared by us from, and including, the date of original issuance, payable monthly in arrears on or about the 20th day of each month, beginning on November 20, 2021, at the rate of 9.25% per annum of the $25.00 liquidation preference per share (equivalent to an annual rate of $2.3125 per share). The first dividend payable on the Series A Preferred Stock on November 20, 2021 will be a pro rata dividend from, and including, the original issuance date to and including November 19, 2021 and will be in the amount of $0.14 per share.

In addition to the dividends set forth above, in the event of any dividend or distribution declared on or paid on our common stock, the holders of Series A Preferred Stock shall be entitled to such dividends paid and distributions made to the holders of our common stock to the same extent as if such holders of Series A Preferred Stock had converted the Series A Preferred Stock into shares of our common stock at an assumed conversion price equal to the quotient obtained by dividing the $25.00 liquidation preference of the Series A Preferred Stock by the closing price of shares of our common stock on the exchange upon which our common stock is then listed or quoted on the record date (the

“Record Date”) for determining dividends on our common stock or if no Record Date has been set, then the date upon which the dividend is declared upon the shares of our common stock (the “Declaration Date” and together with the Record Date, the “Distribution Date”) as if the holders of Series A Preferred Stock held such shares of common stock on such date. If, on the Distribution Date, our common stock is not listed or quoted on an exchange or the OTC Markets, the closing price of a share of common stock shall be determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Series A Preferred Stock then outstanding and reasonably acceptable to us, the fees and expenses of which shall be paid by us. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of our common stock.

Dividends on the Series A Preferred Stock will accrue whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends and (iii) such dividends are authorized or declared.

Liquidation Preference

If we liquidate, dissolve or wind up, holders of shares of the Series A Preferred Stock will have the right to receive $25.00 per share of the Series A Preferred Stock, plus an amount per share equal to any accrued and unpaid dividends (whether or not authorized or declared) up to, but excluding, the date of payment, before any distribution or payment is made to holders of our common stock and any other class or series of capital stock ranking junior to the Series A Preferred Stock with respect to distribution rights and rights upon our liquidation, dissolution or winding up. We may only issue equity securities ranking senior to the Series A Preferred Stock with respect to distribution rights and rights upon our liquidation, dissolution or winding up if we obtain the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock together with Parity Preferred Stock. The rights of holders of shares of the Series A Preferred Stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of our capital stock ranking on parity with the Series A Preferred Stock as to liquidation, and junior to the rights of any class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock.

Optional Redemption

We may not redeem the Series A Preferred Stock prior to April 29, 2024, except pursuant to the special optional redemption provision described below. On and after April 29, 2024, the Series A Preferred Stock will be redeemable at our option, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends (whether or not authorized or declared) up to, but excluding, the date of redemption. Any partial redemption will be on a pro rata basis.

Special Optional Redemption

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends up to, but excluding, the date of redemption.

A “Change of Control” is when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•   the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of our company entitling that person to exercise more than 50% of the total voting power of all stock of our company entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•   following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities listed on the New York Stock Exchange (“NYSE”) or the Nasdaq Stock Market (“Nasdaq”) or listed or quoted on an exchange or quotation system that is a successor to the NYSE or Nasdaq.

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred Stock has no stated maturity date and is not subject to mandatory redemption or any sinking fund. We are not required to set aside funds to redeem the Series A Preferred Stock. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase the shares of Series A Preferred Stock at our option.

Limited Voting Rights

Holders of shares of the Series A Preferred Stock generally have no voting rights. However, if we are in arrears on dividends on the Series A Preferred Stock for 18 or more monthly periods, whether or not consecutive, holders of shares of the Series A Preferred Stock (voting separately as a class together with the holders of all Parity Preferred Stock) will be entitled to vote at either (i) a special meeting called upon the written request of the holders of at least 25% of the Series A Preferred Stock and Parity Preferred Stock or (ii) at our next annual meeting and each subsequent annual or special meeting of stockholders for the election of two additional directors to serve on our board of directors until all unpaid dividends with respect to the Series A Preferred Stock and Parity Preferred Stock have been paid. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock, together with the holders of all Parity Preferred Stock (voting together as a single class), is required for us to (i) authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of stock ranking senior to the Series A Preferred Stock (the “Senior Capital Stock”), or reclassify any authorized shares of our common stock into such Senior Capital Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Senior Capital Stock, (ii) to amend, alter or repeal any provision of our charter so as to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock. If the proposed charter amendments would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock disproportionately relative to other Parity Preferred Stock, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock, voting separately as a class, will also be required.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to (i) make available on the our investor webpage, copies of our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders of Series A Preferred Stock. We will use our best efforts to post on our website, mail or otherwise provide the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Listing

Currently, no market exists for the Series A Preferred Stock. We have applied to list the Series A Preferred Stock on The Nasdaq Capital Market under the symbol “COMSP.” We will use our best efforts to have the listing application for the Series A Preferred Stock approved. If the application is approved, we expect trading of the Series A Preferred Stock on The Nasdaq Capital Market to begin on the date the Series A Preferred Stock is first issued. The underwriters have advised us that they intend to make a market in the Series A Preferred Stock prior to commencement of any trading on The Nasdaq Capital Market. However, the underwriters will have no obligation to do so, and we cannot assure you that a market for the Series A Preferred Stock will develop or be maintained subsequent to commencement of trading on The Nasdaq Capital Market.

Use of Proceeds

We expect that the net proceeds of this offering will be approximately $7.1 million (or approximately $8.3 million if the underwriters’ over-allotment option to purchase additional 48,000 shares is exercised in full) after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use approximately $2.75 million of the net proceeds from this offering for the repayment of outstanding indebtedness and the balance for general corporate and working capital purposes. Pending permanent use of the net proceeds from this offering, we will invest the net proceeds in short-term, interest-bearing investments, which may include interest-bearing bank accounts, money market funds, certificates of deposit and U.S. government securities. See “Use of Proceeds.”

Transfer Agent	The transfer agent for the Series A Preferred Stock will be ClearTrust, LLC.

Certain U.S. Federal Income Tax Considerations

For a discussion of the material federal income tax consequences of purchasing, owning and disposing of the Series A Preferred Stock, please see the section entitled “Material U.S. Federal Income Tax Considerations.” You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the Series A Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Settlement Date	Delivery of the shares of Series A Preferred Stock will be made against payment therefor on or about October 29, 2021.
Risk Factors

An investment in the Series A Preferred Stock involves various risks. Before deciding to invest in the Series A Preferred Stock, please carefully read the section entitled “Risk Factors” herein and the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as may be amended, supplemented or superseded from time to time by other reports that we file with the SEC and incorporated by reference herein.

RISK FACTORS

Investing in the Series A Preferred Stock involves risks. In addition to other information in this prospectus supplement, you should carefully consider the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 under “Item 1A. Risk Factors,” as well as other information and data set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment decision with respect to the Series A Preferred Stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a part of your investment in the Series A Preferred Stock. Some statements in this prospectus supplement, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

The Series A Preferred Stock is a new issuance, with no stated maturity date, and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares.

The Series A Preferred Stock is a new issue of securities with no established trading market. We have filed an application to list the Series A Preferred Stock on The Nasdaq Capital Market, but there can be no assurance that Nasdaq will approve the Series A Preferred Stock for listing.

Even if Nasdaq approves the Series A Preferred Stock for listing, there is no guarantee that the Series A Preferred Stock will remain listed on The Nasdaq Capital Market or any other nationally recognized exchange. If the Series A Preferred Stock is delisted from The Nasdaq Capital Market or another nationally recognized exchange, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for the Series A Preferred Stock;

•        reduced liquidity with respect to the Series A Preferred Stock;

•        a determination that the Series A Preferred Stock is “penny stock,” which will require brokers trading in the Series A Preferred Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the Series A Preferred Stock; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Moreover, even if Nasdaq approves the Series A Preferred Stock for listing, an active trading market on The Nasdaq Capital Market for the Series A Preferred Stock may not develop or, if it does develop, may not last, in which case the market price of the Series A Preferred Stock could be materially and adversely affected.

The underwriters have advised us that they intend to make a market in the Series A Preferred Stock prior to commencement of any trading on The Nasdaq Capital Market. However, the underwriters will have no obligation to do so, and we cannot assure you that a market for the Series A Preferred Stock will develop or be maintained prior or subsequent to commencement of trading on The Nasdaq Capital Market.

The Series A Preferred Stock has not been rated.

The Series A Preferred Stock has not been rated by any nationally recognized statistical rating organization, which may negatively affect the market value of the Series A Preferred Stock and your ability to sell shares of Series A Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of the Series A Preferred Stock. In addition, we may elect in the future to obtain a rating of the Series A Preferred Stock, which could adversely impact the market price of the Series A Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of the Series A Preferred Stock.

Market interest rates and other factors may affect the value of the Series A Preferred Stock.

One of the factors that will influence the prices of the Series A Preferred Stock will be the dividend yield on the Series A Preferred Stock relative to market interest rates. An increase in market interest rates could cause the market prices of the Series A Preferred Stock to go down. The trading prices of the shares of the Series A Preferred Stock will also depend on many other factors, which may change from time to time, including:

•        the market for similar securities;

•        government action or regulation;

•        general economic conditions or conditions in the financial markets; and

•        our financial condition, performance and prospects.

Investors who purchase Series A Preferred Stock in this offering may experience a decrease, which could be substantial and rapid, in the market price of the Series A Preferred Stock, including decreases unrelated to our operating performance or prospects.

Shares of the Series A Preferred Stock are subordinate to our existing and future debt, and your interests could be diluted by the issuance of additional preferred stock, including additional shares of the Series A Preferred Stock, and by other transactions.

The Series A Preferred Stock will rank junior to all of our existing and future indebtedness, any classes or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up, and other non-equity claims on us and our assets available to satisfy claims against us, including claims in bankruptcy, liquidation or similar proceedings. Our articles of incorporation currently authorize the issuance of up to 100,000,000 shares of preferred stock, $0.0001 par value per share, in one or more classes or series. In addition, a majority of our entire board of directors may, with stockholder approval, amend our articles of incorporation to increase or decrease the aggregate number of shares of our capital stock or the number of shares of our capital stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of our common stock or preferred stock and set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the classified or reclassified shares. Our board of directors may, without notice to or the consent of holders of Series A Preferred Stock, authorize the issuance and sale of additional shares of Series A Preferred Stock and authorize and issue additional shares of stock ranking junior to or on parity with the Series A Preferred Stock from time to time. The issuance of additional shares of Series A Preferred Stock or additional shares of stock ranking on parity with the Series A Preferred Stock would dilute the interests of the holders of Series A Preferred Stock, and the issuance of shares of any class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock (with the requisite vote of holders of Series A Preferred Stock and other classes of stock ranking on parity with the Series A Preferred Stock as described in this prospectus supplement) or the incurrence of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series A Preferred Stock. None of the provisions relating to the Series A Preferred Stock contain any terms relating to or limiting our indebtedness or affording the holders of Series A Preferred Stock protection in the event of a highly-leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets, that might adversely affect the holders of Series A Preferred Stock, so long as the rights of the holders of Series A Preferred Stock are not materially and adversely affected.

As a holder of Series A Preferred Stock, you will have extremely limited voting rights.

Your voting rights as a holder of Series A Preferred Stock will be limited. Shares of our common stock are currently the only class of our securities carrying full voting rights. Voting rights for holders of Series A Preferred Stock exist primarily with respect to voting on amendments to our articles of incorporation (in some cases, voting together with the holders of Parity Preferred Stock), that materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock or create additional classes or series of preferred stock that are senior to the Series A Preferred Stock and the ability to elect (voting separately as a class together with the holders of all other Parity Preferred Stock) two additional directors to our board of directors in the event that 18 monthly dividends (whether or not consecutive) payable on the Series A Preferred Stock are in arrears. See “Description of the Series A Preferred Stock — Limited Voting Rights.”

Our cash available for distribution may not be sufficient to pay dividends on the Series A Preferred Stock at expected levels, and we cannot assure you of our ability to pay dividends in the future. We may use borrowed funds or funds from other sources to pay dividends, which may adversely impact our operations.

We intend to pay regular monthly dividends to holders of our Series A Preferred Stock. Dividends declared by us will be authorized by our board of directors in its sole discretion out of assets legally available for distribution and will depend upon a number of factors, including our earnings, our financial condition, restrictions under applicable law, our need to comply with the terms of our existing financing arrangements, the capital requirements of our company and other factors as our board of directors may deem relevant from time to time. We may have to fund dividends from working capital, borrow to provide funds for such dividends, use proceeds of this offering or other similar offerings or sell assets to the extent dividends exceed earnings or cash flows from operations. Funding dividends from working capital would restrict our operations. If we are required to sell assets to fund dividends, such asset sales may occur at a time or in a manner that is not consistent with our disposition strategy. If we borrow to fund dividends, our leverage ratios and future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been. We may not be able to pay dividends in the future.

If our common stock is delisted, your ability to transfer or sell your shares of the Series A Preferred Stock may be limited and the market value of the Series A Preferred Stock will be materially adversely affected.

Other than in connection with Change of Control transaction, the Series A Preferred Stock does not contain provisions that protect you if our common stock is delisted from Nasdaq. Since the Series A Preferred Stock has no stated maturity date, you may be forced to hold your shares of the Series A Preferred Stock and receive stated dividends on the stock when, as and if authorized by our board of directors and declared by us with no assurance as to ever receiving the liquidation preference. In addition, if our common stock is delisted from Nasdaq, it is likely that the Series A Preferred Stock will be delisted as well. Accordingly, if our common stock is delisted from Nasdaq, your ability to transfer or sell your shares of the Series A Preferred Stock may be limited and the market value of the Series A Preferred Stock will be materially adversely affected.

Our ability to pay dividends is limited by the requirements of Nevada law.

Our ability to pay dividends on the Series A Preferred Stock is limited by the laws of Nevada. Under Nevada law, a Nevada corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Accordingly, we generally may not make a distribution on the Series A Preferred Stock if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus, unless the terms of such class or series of stock provide otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of shares of any class or series of stock then outstanding, if any, with preferential rights upon dissolution senior to those of the Series A Preferred Stock.

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds from this offering. The net proceeds from this offering will be used primarily for the repayment of certain indebtedness, working capital and general corporate purposes. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Series A Preferred Stock. The failure of our management to use these funds effectively could have a material adverse effect on our business, cause the market price of our Series A Preferred Stock to decline and potentially impair the operation and expansion of our business. Pending their use, we may invest the net proceeds from this offering in interest-bearing bank accounts, money market funds, certificates of deposit and U.S. government securities. These investments may not yield a favorable return to our stockholders.

We may redeem the Series A Preferred Stock and you may not receive dividends that you anticipate if we do redeem the Series A Preferred Stock.

On or after April 29, 2024 we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time. Also, upon the occurrence of a Change of Control, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred. We may have an incentive to redeem the Series A Preferred Stock voluntarily if market conditions allow us to issue other preferred stock or debt securities at a rate that is lower than the dividend rate on the Series A Preferred Stock. If we redeem the Series A Preferred Stock, then from and after the redemption date, dividends will cease to accrue on shares of Series A Preferred Stock, the shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights as a holder of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

Holders of shares of the Series A Preferred Stock should not expect us to redeem the Series A Preferred Stock on or after the date they become redeemable at our option.

The Series A Preferred Stock will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will not be redeemable at the option of the holders. The Series A Preferred Stock may be redeemed by us at our option either in whole or in part, from time to time, at any time on or after April 29, 2024, or upon the occurrence of a Change of Control. Any decision we may make at any time to propose a redemption of the Series A Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders’ equity and general market conditions at that time.

The market price of the Series A Preferred Stock could be substantially affected by various factors.

The market price of the Series A Preferred Stock could be subject to wide fluctuations in response to numerous factors. The price of the Series A Preferred Stock that will prevail in the market after this offering may be higher or lower than the offering price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance.

These factors include, but are not limited to, the following:

•        prevailing interest rates, increases in which may have an adverse effect on the market price of the Series A Preferred Stock;

•        trading prices of similar securities;

•        our history of timely dividend payments;

•        the annual yield from dividends on the Series A Preferred Stock as compared to yields on other financial instruments;

•        general economic and financial market conditions;

•        government action or regulation;

•        the financial condition, performance and prospects of us and our competitors;

•        changes in financial estimates or recommendations by securities analysts with respect to us or our competitors in our industry;

•        our issuance of additional preferred equity or debt securities; and

•        actual or anticipated variations in quarterly operating results of us and our competitors.

As a result of these and other factors, investors who purchase the Series A Preferred Stock in this offering may experience a decrease, which could be substantial and rapid, in the market price of the Series A Preferred Stock, including decreases unrelated to our operating performance or prospects.

The Series A Preferred Stock is not convertible into shares of our common stock, and investors will not realize a corresponding upside if the price of the common stock increases.

The Series A Preferred Stock is not convertible into shares of our common stock and earns dividends at a fixed rate. Accordingly, an increase in market price of our common stock will not necessarily result in an increase in the market price of our Series A Preferred Stock. The market value of the Series A Preferred Stock may depend more on dividend and interest rates for other preferred stock, commercial paper and other investment alternatives and our actual and perceived ability to pay dividends on, and in the event of dissolution satisfy the liquidation preference with respect to, the Series A Preferred Stock.

USE OF PROCEEDS

We expect that the net proceeds from this offering will be approximately $7.1 million (or approximately $8.3 million if the underwriters’ over-allotment option to purchase additional shares is exercised in full), after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use approximately $2.75 million of the net proceeds from this offering for the repayment of certain indebtedness and the balance for general corporate and working capital purposes.

We intend to use approximately $2.75 million of the net proceeds of this offering to redeem, or to pay when due the outstanding principal of and interest on, the senior secured convertible promissory notes we issued to affiliates of The Lind Partners, LLC in May and August 2021 (the “Notes”). The Notes are currently outstanding in the aggregate principal amount of $16,800,000, bear interest at the rate of 6% per annum, mature as to $11,000,000 aggregate principal amount on May 27, 2023 and as to $5,800,000 aggregate principal amount on August 25, 2023, and are convertible into shares of our common stock at a conversion price of $3.00 per share, subject to adjustment (the “Conversion Price”); provided that the holder of a Note will not have the right to convert any portion of the Note if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion and under no circumstances may convert the Note if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of common stock outstanding immediately after giving effect to its conversion.

So long as the shares of our common stock we would issue are registered for resale under the Securities Act or may be sold without restriction on the number of shares or manner of sale, we have the right to make interest and principal payments on the Notes in the form of additional shares of common stock, which shares will be valued at 90% of the average of the five lowest daily volume weighted average price per share of our common stock during the ten trading days immediately preceding the date of issuance of such shares of common stock (the “Repayment Share Price”); provided, however, that with respect to the first interest payment, the holders of the Notes have the right to direct that the payment of such interest be made in shares of our common stock. We have the right to prepay the Notes at any time with no penalty; however, should we exercise such right, the holders of the Notes will have the option of converting 33 1/3% of the outstanding principal amount of the Notes into shares of our common stock at a conversion price equal to the lower of (A) the Repayment Share Price, or (B) the Conversion Price. Pursuant to the Notes, subject to certain exceptions, if we issue shares of our preferred stock, unless otherwise waived in writing by the holders of the Notes, we will be required to use the proceeds of such issuance to repay the Notes. If we issue any equity interests for aggregate proceeds of greater than $20,000,000, excluding offering costs or other expenses, we will be required to direct 20% of such proceeds from such issuance to repay the Notes.

The Notes are guaranteed by us and each of our subsidiaries and are secured by a first priority lien on all of our assets and properties and the assets and properties of our subsidiaries, subject only to the mortgage lien on our manufacturing facility in Tucson, Arizona and the liens securing approximately $1 million principal amount of outstanding indebtedness of one of our subsidiaries.

The net proceeds of the Notes were used to pay the cash portion of the purchase prices of our acquisitions of Innovation Digital and RF Engineering and for working capital and general corporate purposes.

Until we use the net proceeds of this offering for the purposes discussed above, such funds will be managed through a treasury management program under the supervision of our Chief Financial Officer and invested in short-term, interest-bearing investments, which may include interest-bearing bank accounts, money market funds, certificates of deposit and U.S. government securities.

DESCRIPTION OF THE SERIES A PREFERRED STOCK

The following summary of the material terms and provisions of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated articles of incorporation, including the Certificate of Designations setting forth the terms of the Series A Preferred Stock and our second amended and restated bylaws, each of which is available from us and will be filed with the SEC. This description of the particular terms of the Series A Preferred Stock supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus.

General

Our board of directors has classified shares of our authorized but unissued preferred stock as, and approved a Certificate of Designations setting forth the terms of, a series of our preferred stock, designated as the 9.25% Series A Cumulative Redeemable Perpetual Preferred Stock. When issued in accordance with this prospectus supplement and the accompanying prospectus, the Series A Preferred Stock will be validly issued, fully paid and nonassessable. Our board of directors may authorize the issuance and sale of additional shares of Series A Preferred Stock from time to time.

We have applied to list the Series A Preferred Stock on The Nasdaq Capital Market under the symbol “COMSP.” If the application is approved, we expect trading of the Series A Preferred Stock on The Nasdaq Capital Market to begin on the date the Series A Preferred Stock is first issued.

Ranking

The Series A Preferred Stock will rank, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs:

•        senior to all classes or series of our common stock and to any other class or series of our capital stock expressly designated as ranking junior to the Series A Preferred Stock;

•        on parity with any class or series of our capital stock expressly designated as ranking on parity with the Series A Preferred Stock, none of which exists on the date hereof; and

•        junior to any other class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock, none of which exists on the date hereof.

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, will rank senior in right of payment to the Series A Preferred Stock. The Series A Preferred Stock will also rank junior in right of payment to our other existing and future debt obligations.

Dividends

Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series A Preferred Stock with respect to distribution rights, holders of shares of the Series A Preferred Stock will be entitled to receive, when, as and if authorized by our board of directors and declared by us out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 9.25% per annum of the $25.00 liquidation preference per share of the Series A Preferred Stock (equivalent to the fixed annual amount of $2.3125 per share of the Series A Preferred Stock).

Dividends on the Series A Preferred Stock will accrue and be cumulative from, and including, the date of original issue and will be payable to holders monthly in arrears on or about the 20th day of each month or, if such day is not a business day, on either the immediately preceding business day or next succeeding business day at our option, in each case with the same force and effect as if made on such date. The term “business day” means each day, other than a Saturday or a Sunday, which is not a day on which banks in New York are required by law, regulation or executive order to close.

The amount of any dividend payable on the Series A Preferred Stock for any period greater or less than a full dividend period will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. A dividend period is the respective period commencing on and including the 20th day of each month and ending on and including the day preceding the 20th day of the next succeeding month (other than the initial dividend period and the dividend period during which any shares of Series A Preferred Stock shall be redeemed). Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which shall be the last day of the immediately preceding calendar month.

The first dividend on the Series A Preferred stock is scheduled to be paid on November 20, 2021 and will be a pro rata dividend from, and including, the original issue date to and including November 19, 2021 in the amount of $0.14 per share.

Dividends on the Series A Preferred Stock will accrue whether or not:

•        we have earnings;

•        there are funds legally available for the payment of those dividends; or

•        those dividends are authorized or declared.

Except as described in this paragraph and the next paragraph, unless full cumulative dividends on the Series A Preferred Stock for all past dividend periods shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for payment, we will not:

•        declare and pay or declare and set aside for payment of dividends, and we will not declare and make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock or shares of any other class or series of our capital stock ranking, as to distributions, on parity with or junior to the Series A Preferred Stock, for any period; or

•        redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any shares of our common stock or shares of any other class or series of our capital stock ranking, as to distributions and upon liquidation, on parity with or junior to the Series A Preferred Stock.

The foregoing sentence, however, will not prohibit:

•        dividends payable solely in shares of our common stock or shares of any other class or series of our capital stock ranking junior to the Series A Preferred Stock as to payment of distributions and the distribution of assets upon our liquidation, dissolution and winding up; and

•        the conversion into or in exchange for other shares of any class or series of capital stock ranking junior to the Series A Preferred Stock as to payment of distributions and the distribution of assets upon our liquidation, dissolution and winding up.

When we do not pay dividends in full (or do not set apart a sum sufficient to pay them in full) on the Series A Preferred Stock and the shares of any other class or series of capital stock ranking, as to distributions, on parity with the Series A Preferred Stock, we will declare any dividends upon the Series A Preferred Stock and each such other class or series of capital stock ranking, as to distributions, on parity with the Series A Preferred Stock pro rata, so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of capital stock will in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of capital stock (which will not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

Holders of shares of Series A Preferred Stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series A Preferred Stock as described above. Any dividend payment made on the Series A Preferred Stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the dividend payment date on which they first become payable.

We do not intend to declare dividends on the Series A Preferred Stock, or pay or set apart for payment dividends on the Series A Preferred Stock, if the terms of any of our agreements, including any agreements relating to our indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be authorized by our board of directors and declared by us or paid or set apart for payment if such authorization, declaration or payment is restricted or prohibited by law. We are and may in the future become a party to agreements that restrict or prevent the payment of dividends on, or the purchase or redemption of, our capital stock. Under certain circumstances, these agreements could restrict or prevent the payment of dividends on or the purchase or redemption of Series A Preferred Stock. These restrictions may be indirect (for example, covenants requiring us to maintain specified levels of net worth or assets) or direct. We do not believe that these restrictions currently have any adverse impact on our ability to pay dividends to holders or make redemptions of the Series A Preferred Stock.

In addition to the dividends set forth above, in the event of any dividend or distribution declared on or paid on our common stock, the holders of Series A Preferred Stock shall be entitled to such dividends paid and distributions made to the holders of our common stock to the same extent as if such holders of Series A Preferred Stock had converted the Series A Preferred Stock into shares of our common stock at an assumed conversion price equal to the quotient obtained by dividing the $25.00 liquidation preference of the Series A Preferred Stock by the closing price of shares of our common stock on the exchange upon which our common stock is then listed or quoted on the Record Date for determining dividends on our common stock or if no Record Date has been set, then the Declaration Date as if the holders of Series A Preferred Stock held such shares of common stock on such date. If, on the Distribution Date, our common stock is not listed or quoted on an exchange or the OTC Markets, the closing price of a share of common stock shall be determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Series A Preferred Stock then outstanding and reasonably acceptable to us, the fees and expenses of which shall be paid by us. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of our common stock.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment shall be made to holders of shares of our common stock or any other class or series of our capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, junior to the Series A Preferred Stock, holders of shares of Series A Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment of or provision for our debts and other liabilities and any class or series of our capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, senior to the Series A Preferred Stock, a liquidation preference of $25.00 per share of the Series A Preferred Stock, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) up to, but excluding, the date of payment. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to rights upon liquidation, dissolution or winding up, on parity with the Series A Preferred Stock in the distribution of assets, then holders of shares of Series A Preferred Stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of shares of Series A Preferred Stock will be entitled to written notice of any voluntary or involuntary liquidation, dissolution or winding up of our affairs stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable not fewer than 30 days and not more than 60 days prior to the distribution payment date. After payment of the full amount of the liquidating distributions to which they are entitled, holders of shares of Series A Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our capital stock or otherwise, is permitted under Nevada law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series A Preferred Stock will not be added to our total liabilities.

Optional Redemption

Except with respect to the special optional redemption described below, we cannot redeem the Series A Preferred Stock prior to April 29, 2024. On and after April 29, 2024, we may, at our option, upon not fewer than 30 and not more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends (whether or not authorized or declared) up to, but excluding, the date fixed for redemption, without interest, to the extent we have funds legally available for that purpose.

If fewer than all of the outstanding shares of the Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock will be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as we determine. In order for their shares of Series A Preferred Stock to be redeemed, holders must surrender their shares at the place, or in accordance with the book-entry procedures, designated in the notice of redemption. Holders will then be entitled to the redemption price and any accrued and unpaid dividends payable upon redemption following surrender of the shares as detailed below. If a notice of redemption has been given, if the funds necessary for the redemption have been set aside by us in trust for the benefit of the holders of any shares of Series A Preferred Stock called for redemption and if irrevocable instructions have been given to pay the redemption price and any accrued and unpaid dividends, then from and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock and such shares of Series A Preferred Stock will no longer be deemed outstanding. At such time, all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon redemption, without interest. So long as no dividends payable on the Series A Preferred Stock and any Parity Preferred Stock are in arrears for any past dividend periods that have ended and subject to the provisions of applicable law, we may from time to time repurchase all or any part of the Series A Preferred Stock, including the repurchase of shares of Series A Preferred Stock in open-market transactions and individual purchases at such prices as we negotiate, in each case as duly authorized by our board of directors. Regardless of whether dividends are paid in full on the Series A Preferred Stock or any Parity Preferred Stock, we may purchase or acquire shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

Unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid or are declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods that have ended, no shares of Series A Preferred Stock will be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock or any class or series of our capital stock ranking, as to distributions or upon liquidation, dissolution or winding up, on parity with or junior to the Series A Preferred Stock (except by exchange for our capital stock ranking junior to the Series A Preferred Stock as to distributions and upon liquidation, dissolution or winding up).

We will mail a notice of redemption, postage prepaid, not fewer than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on our stock transfer records as maintained by the transfer agent named in “— Transfer Agent.” No failure to give, nor defect in, such notice, nor in the mailing thereof, shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each notice will state:

•        the redemption date;

•        the redemption price;

•        the number of shares of Series A Preferred Stock to be redeemed;

•        the place or places where the certificates, if any, representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price;

•        procedures for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price;

•        that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate on such redemption date; and

•        that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Stock.

If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of shares of the Series A Preferred Stock at the close of business of such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares on or prior to such dividend payment date. Except as described above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption has been given.

All shares of Series A Preferred Stock that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of preferred stock, without designation as to series or class.

Special Optional Redemption

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends up to, but excluding, the date of redemption.

We will mail to you, if you are a record holder of the Series A Preferred Stock, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•        the redemption date;

•        the redemption price;

•        the number of shares of Series A Preferred Stock to be redeemed;

•        the place or places where the certificates, if any, representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price;

•        procedures for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price;

•        that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate on such redemption date;

•        that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Stock; and

•        that the Series A Preferred Stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control.

If we redeem fewer than all of the outstanding shares of Series A Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series A Preferred Stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series A Preferred Stock to be redeemed, on a pro rata basis, as described above in “— Optional Redemption.”

If we have given a notice of redemption, have set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series A Preferred Stock called for redemption and have given irrevocable instructions to pay the redemption price and any accrued and unpaid dividends, then from and after the redemption date, those shares of Series A Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series A Preferred Stock will terminate. The holders of those shares of Series A Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends up to, but excluding, the redemption date, without interest.

The holders of Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series A Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series A Preferred Stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock to be redeemed.

A “Change of Control” is when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•        the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of our company entitling that person to exercise more than 50% of the total voting power of all stock of our company entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•        following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities listed on the NYSE or Nasdaq.

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred Stock has no stated maturity date and we are not required to redeem the Series A Preferred Stock at any time. We are not required to set aside funds to redeem the Series A Preferred Stock. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right. The Series A Preferred Stock is not subject to any sinking fund.

Limited Voting Rights

Holders of shares of the Series A Preferred Stock generally do not have any voting rights, except as set forth below.

If dividends on the Series A Preferred Stock are in arrears for 18 or more monthly periods, whether or not consecutive (which we refer to as a “preferred dividend default”), holders of shares of the Series A Preferred Stock (voting separately as a class together with the holders of the Parity Preferred Stock) will be entitled to vote for the election of a total of two additional directors to serve on our board of directors (which we refer to as “preferred stock directors”), until all unpaid dividends for past dividend periods with respect to the Series A Preferred Stock and any Parity Preferred Stock have been paid. In such a case, the number of directors serving on our board of directors will be increased by two. The preferred stock directors will be elected by a plurality of the votes cast in the election for a one-year term and each preferred stock director will serve until his successor is duly elected and qualifies or until the director’s right to hold the office terminates, whichever occurs earlier, subject to such preferred stock director’s earlier death, disqualification, resignation or removal. The election will take place at:

•        either (i) a special meeting called upon the written request of holders of at least 25% of the outstanding shares of Series A Preferred Stock together with any Parity Preferred Stock, if this request is received more than 90 days before the date fixed for our next annual or special meeting of stockholders or, (ii) if we receive the request for a special meeting within 90 days before the date fixed for our next annual or special meeting of stockholders, at our annual or special meeting of stockholders; and

•        each subsequent annual meeting (or special meeting held in its place) until all dividends accumulated on the Series A Preferred Stock and on any Parity Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof set aside for payment for all past dividend periods.

If we do not call a special meeting within 45 days after request from the holders of 25% of our Series A Preferred Stock outstanding, then the holders of record of at least 25% of the outstanding Series A Preferred Stock may designate a holder to call the meeting at our expense and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place designated by the holder calling such meeting. We shall pay all costs and expenses of calling and holding any meeting and of electing directors, including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

If and when all accumulated dividends on the Series A Preferred Stock and all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable shall have been paid in full, holders of shares of Series A Preferred Stock shall be divested of the voting rights set forth above (subject to re-vesting in the event of each and every preferred dividend default) and the term and office of such preferred stock directors so elected will terminate and the number of directors will be reduced accordingly.

Any preferred stock director may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock and other Parity Preferred Stock entitled to vote thereon when they have the voting rights described above (voting as a single class). So long as a preferred dividend default continues, any vacancy in the office of a preferred stock director may be filled by written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting as a single class with all other Parity Preferred Stock). The preferred stock directors shall each be entitled to one vote on any matter before our board of directors.

In addition, so long as any shares of Series A Preferred Stock remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock together with each other Parity Preferred Stock (voting together as a single class):

•        authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of stock ranking senior to such Series A Preferred Stock with respect to distribution rights and rights upon our liquidation, dissolution or winding up, or reclassify any of our authorized capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

•        amend, alter or repeal the provisions of our amended and restated articles of incorporation, including the terms of the Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise, so as to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, except that with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as the Series A Preferred Stock remains outstanding with the terms of the Series A Preferred Stock materially unchanged or the holders of shares of Series A Preferred Stock receive stock of the successor with substantially identical rights, taking into account that, upon the occurrence of an event described in the second bullet point above, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, and in such case such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. Furthermore, if holders of shares of the Series A Preferred Stock receive the greater of the full trading price of the Series A Preferred Stock on the date of an event described in the second bullet point immediately above or the $25.00 per share liquidation preference plus any accrued and unpaid dividends thereon pursuant to the occurrence of any of the events described in the second bullet point immediately above, then such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. If any event described in the second bullet point above would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock disproportionately relative to other classes or series of preferred stock ranking on parity with the Series A Preferred Stock with respect to distribution rights and rights upon our liquidation, dissolution or winding up, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock, voting separately as a class, will also be required.

Holders of shares of Series A Preferred Stock will not be entitled to vote with respect to any increase in the total number of authorized shares of our common stock or preferred stock, any increase in the number of authorized shares of Series A Preferred Stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of any other class or series of capital stock, in each case ranking on parity with or junior to the Series A Preferred Stock with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up.

Holders of shares of Series A Preferred Stock will not have any voting rights with respect to, and the consent of the holders of shares of Series A Preferred Stock is not required for, the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting powers or other rights or privileges of the Series A Preferred Stock, except as set forth above.

In addition, the voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption upon proper procedures all outstanding shares of Series A Preferred Stock.

In any matter in which Series A Preferred Stock may vote (as expressly provided in the Certificate of Designations setting forth the terms of the Series A Preferred Stock), each share of Series A Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference. As a result, each share of Series A Preferred Stock will be entitled to one vote.

Transfer Agent

The transfer agent for the Series A Preferred Stock will be ClearTrust, LLC. ClearTrust, LLC’s address is 16540 Pointe Village Dr., Suite 210, Lutz, FL 33558 and its telephone number is (813) 235-4490.

Book-Entry Procedures

The Series A Preferred Stock will only be issued in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the Series A Preferred Stock. Owners of beneficial interests in the Series A Preferred Stock represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of the Series A Preferred Stock under the global securities or our amended and restated articles of incorporation, as amended. We and any of our agents may treat DTC as the sole holder and registered owner of the global securities.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions amongst participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The Series A Preferred Stock, represented by one or more global securities, will be exchangeable for certificated securities with the same terms only if:

•        DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; or

•        we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Series A Preferred Stock. It applies to you only if you acquire shares of Series A Preferred Stock upon their original issuance at their original offering price. This section does not purport to be a complete analysis of all potential U.S. federal income tax considerations, does not describe other U.S. federal tax consequences (such as estate and gift tax consequences), nor does it describe any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations under the Code, and published rulings and court decisions as of the date hereof, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the U.S. federal income tax consequences described herein. We have not sought, and do not expect to seek, a ruling from the Internal Revenue Service (the “IRS”) or any other U.S. federal, state, or local taxing authority, or the opinion of legal counsel, with respect to any tax issue affecting the Company. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the acquisition, ownership and disposition of the Series A Preferred Stock.

This section does not cover all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership or disposition of the Series A Preferred Stock by purchasers in light of their particular circumstances. In particular, this section does not describe all of the consequences that may be relevant to you if you are a member of a class of holders subject to special rules, including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes, S corporations or other pass-through entities and investors in such entities, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, accrual basis taxpayers subject to special tax accounting rules under Section 451(b) of the Code, “qualified foreign pension funds” as described in Section 897(1)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax, certain former citizens or former long-term residents of the United States, holders who have acquired our Series A Preferred Stock through the exercise of a stock option or otherwise as compensation, retirement plans, individual retirement accounts or other tax-deferred accounts, and persons that will hold the shares of Series A Preferred Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Series A Preferred Stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding shares of Series A Preferred Stock, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of shares of Series A Preferred Stock.

This discussion applies only to purchasers who purchase and hold the shares of Series A Preferred Stock as a capital asset within the meaning of Section 1221 of the Code (generally property held for investment).

Tax consequences may vary depending upon the particular status of an investor. This discussion is for information purposes only and is not tax advice. Potential investors should consult with their own tax advisers in determining the specific tax consequences and risks to them of purchasing, holding and disposing of shares of Series A Preferred Stock, including the application to their particular situation of the U.S. federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to a U.S. holder of Series A Preferred Stock. For purposes of this discussion, a U.S. holder means a beneficial owner of shares of Series A Preferred Stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if

(i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (as defined in the Code) have the authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person” as defined in Section 7701(a)(30) of the Code.

Distributions.    Distributions made to a U.S. holder with respect to the Series A Preferred Stock will be taxable as dividend income when paid to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the shares of Series A Preferred Stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such Series A Preferred Stock (and will reduce a U.S. holder’s tax basis in the Series A Preferred Stock, but not below zero) and thereafter as gain from the disposition of the Series A Preferred Stock as described under “U.S. Holders-Sale, Exchange, Redemption or Certain Other Taxable Dispositions.”

We presently have no accumulated earnings and profits and we may not have sufficient current or accumulated earnings and profits during future years for distributions with respect to the Series A Preferred Stock to be treated as dividend income.

Distributions constituting dividend income received by an individual U.S. holder in respect of Series A Preferred Stock will be “qualified dividend income” if the Series A Preferred Stock has been held for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date. Qualified dividend income generally is taxed at favorable rates applicable to long-term capital gains. In addition, if a dividend received by an individual holder that qualifies for the “qualified dividend income” rate is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such individual holder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such holder’s holding period for the stock.

Distributions with respect to the Series A Preferred Stock constituting dividend income paid to holders that are U.S. corporations or entities taxed as corporations generally will qualify for the dividends-received deduction if the applicable holding period is met. Corporate holders of Series A Preferred Stock should also consider the effect of Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as preferred stock. Further, corporate holders of Series A Preferred Stock should consider the effect of Section 246(c) of the Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum holding period (generally, for preferred stock, at least 91 days during the 181 day period beginning on the date which is 90 days before the date on which the Series A Preferred Stock becomes ex-dividend with respect to such dividend). Also, if a corporate holder of Series A Preferred Stock receives a dividend on the Series A Preferred Stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, such holder in certain instances must reduce its tax basis in the Series A Preferred Stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate holder’s basis, any excess will be taxed as gain as if such holder had disposed of its Series A Preferred Stock in the year the “extraordinary dividend” is paid. Each domestic corporate holder of Series A Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and amount of any dividends received deduction and the application of Sections 246A, 246(c) and 1059 of the Code to any dividends it receives.

The availability of the reduced dividend tax rate for individuals and the dividends-received deduction for U.S. corporations are subject to certain exceptions for short-term and hedged positions and other applicable limitations. You should consult your own tax adviser regarding the availability of the reduced dividend tax rate and the dividends-received deduction in light of your particular circumstances.

Deemed Distributions.    Under Section 305 of the Code, U.S. holders may be treated as receiving a deemed dividend on the Series A Preferred Stock upon an increase in the redemption price of the Series A Preferred Stock. While the matter is not entirely clear, if our board of directors does not declare a distribution on the Series A Preferred Stock in respect of any dividend period before the related dividend payment date, the deferred dividend may be treated as an increase in the redemption price of the Series A Preferred Stock. Although the matter is not entirely clear, we believe such a deferred dividend should not be treated as a deemed dividend on the Series A Preferred Stock. If the IRS takes a contrary position, a U.S. holder may be required to include a deemed dividend in income currently with respect to any deferred dividend on the Series A Preferred Stock.

Sale, Exchange, Redemption or Certain Other Taxable Dispositions.    A U.S. holder generally will recognize capital gain or loss on a sale, exchange or other taxable disposition of the Series A Preferred Stock equal to the difference between the amount realized (which does not include any declared but unpaid distributions, which will be treated in the manner described above) upon the disposition and such U.S. holder’s adjusted tax basis in the securities sold or exchanged. A U.S. holder’s initial tax basis in the Series A Preferred Stock generally will be equal to its cost. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the securities sold or exchanged is more than one year at the time of disposition. Long-term capital gains of non-corporate taxpayers generally are taxed at the same lower maximum tax rates applicable to qualified dividend income summarized above. The capital gains of a U.S. holder other than long-term capital gains are taxed at the rates applicable to ordinary income. The deductibility of net capital losses is subject to limitations.

Our redemption of the Series A Preferred Stock generally would be a taxable event. A U.S. holder would be treated as if it had disposed of its Series A Preferred Stock if the redemption, based on the facts and circumstances, is treated for U.S. federal income tax purposes as:

•        a complete termination of the U.S. holder’s stock interest in us;

•        a substantially disproportionate redemption of stock with respect to the U.S. holder; or

•        not essentially equivalent to a dividend with respect to the U.S. holder.

In determining whether any of these tests has been met, shares of stock deemed to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, as well as shares actually owned and Series A Preferred Stock held by the U.S. holder, must be taken into account. A U.S. holder that owns (actually or constructively) only an insubstantial percentage of our total equity interests and that exercises no control over our corporate affairs may be entitled to sale or exchange treatment on a redemption of the Series A Preferred Stock if such holder experiences a reduction in its equity interest (taking into account any constructively owned equity interests) as a result of the redemption.

If we redeem the Series A Preferred Stock in a redemption that results in a U.S. holder meeting one of the tests described above, the U.S. holder generally would recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) paid in the redemption less the U.S. holder’s tax basis in the Series A Preferred Stock. This gain or loss would be long-term capital gain or loss if the U.S. holder has held the Series A Preferred Stock for more than one year at the time of the redemption.

If the redemption does not meet any of the tests described above, the redemption will be treated as a distribution subject to the rules described under “U.S. Holders-Distributions.” If the redemption of the Series A Preferred Stock is treated as a distribution that is taxable as a dividend, U.S. holders should consult with their own tax advisors regarding the allocation of their basis in the redeemed and remaining shares of Series A Preferred Stock.

Because the determination as to whether any of the alternative tests described above is satisfied with respect to any particular holder of the Series A Preferred Stock will depend upon the facts and circumstances as of the time the determination is made, U.S. holders should consult with their own tax advisors regarding the tax treatment of a redemption.

Medicare Tax.    A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on all or a portion of its “net investment income,” which generally will include its dividend income and its net gains from the disposition of Series A Preferred Stock, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate, or trust, you are urged to consult your tax adviser regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Series A Preferred Stock.

Backup Withholding and Information Reporting.    When required, we or our paying agent will report to the holders of Series A Preferred Stock and to the IRS amounts paid on or with respect to the Series A Preferred Stock during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. holder will be subject to backup withholding on any dividends paid on the Series A Preferred Stock and proceeds from the disposition of the Series A Preferred Stock at the applicable rate if the U.S. holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status, (b) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends, or (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS by the U.S. holder on a timely basis.

Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to a non-U.S. holder of the Series A Preferred Stock. For this purpose, a non-U.S. holder is a beneficial owner of Series A Preferred Stock that is neither a U.S. holder nor a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes).

Distributions.    Generally, distributions treated as dividend income paid to a non-U.S. holder with respect to the Series A Preferred Stock (including any redemption that is taxed as a dividend under the rules described above under “U.S. Holders-Sale, Exchange, Redemption or Certain Other Taxable Dispositions”) will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, provided the non-U.S. holder furnishes the withholding agent with a properly completed IRS Form W-8BEN or W-8BEN-E (or suitable substitute form) certifying under penalty of perjury that such holder is eligible for treaty benefits. The 30% withholding does not apply if the dividends are “effectively connected” with a trade or business carried on by the non-U.S. holder within the United States and, if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder and the non-U.S. holder provides the payor with a properly completed IRS Form W-8ECI (or a suitable substitute form). Subject to the discussions under “Information Reporting and Backup Withholding on Non-U.S. Holders” and “FATCA Withholding,” in such case, the dividends generally will be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates and, in the case of a non-U.S. holder that is a corporation, may be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Withholding may also be required in respect of dividends paid to a non-U.S. holder, as described under “Non-U.S. Holders — FATCA Withholding”. If a non-U.S. holder is subject to withholding at a rate in excess of a reduced rate for which such holder is eligible under a tax treaty or otherwise, the holder may be able to obtain a refund of or credit for any amounts withheld in excess of the applicable rate by filing a refund claim with the IRS. Investors are encouraged to consult with their tax advisors regarding the possible implications of these withholding requirements on their investment in the Series A Preferred Stock.

Distributions not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a non-U.S. holder’s tax basis in the Series A Preferred Stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a non-U.S. holder’s tax basis in its Series A Preferred Stock will be treated as gain from the sale of Series A Preferred Stock as described under “Non-U.S. Holders-Sale, Exchange, Redemption or Certain Other Taxable Dispositions” below.

If we are considered a USRPHC (as defined below) and a distribution on the Series A Preferred Stock may exceed our current and accumulated earnings and profits, we will satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules described above (and withhold at a minimum rate of 15% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to a reasonable estimate of our current and accumulated earnings and profits as a dividend, with the excess portion of the distribution possibly being subject to withholding at a rate of 15% or such lower rate as may be specified by an applicable income tax treaty.

Sale, Exchange, Redemption or Certain Other Taxable Dispositions.    Subject to the discussion of backup withholding and FATCA below, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale, exchange, redemption (provided the redemption is treated as a sale or exchange under the rules described above under “U.S. Holders-Sale, Exchange, Redemption or Certain Other Taxable Dispositions”) or other taxable disposition of the Series A Preferred Stock unless:

•        the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (and if a tax treaty applies, the gain is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. holder);

•        in the case of an individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions are satisfied; or

•        we have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during shorter of the five-year period ending on the date of disposition of the Series A Preferred Stock or the period that the non-U.S. holder held the Series A Preferred Stock and certain other conditions are met.

A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty. To claim the benefit of a treaty, a non-U.S. holder must properly submit the appropriate IRS Form W-8 (or suitable successor or substitute form). A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular U.S. federal income tax rates applicable to corporations and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or a lower rate if so specified by an applicable income tax treaty, which may be offset by U.S. source capital losses, subject to certain limitations.

With regard to the third bullet point above, generally, a corporation is a USRPHC for U.S. federal income tax purposes if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We do not expect to be a USRPHC for U.S. federal income tax purposes. However, even if we are or become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder generally will not be subject to U.S. federal income tax if any class of our stock is “regularly traded” on an “established securities market” (each as defined by applicable Treasury regulations), and the fair market value of such non-U.S. holder’s Series A Preferred Stock does not exceed the fair market value of 5 percent of the entire class of Series A Preferred Stock at any time during the five-year period ending either on the date of disposition of such interest or other applicable determination date (if the Series A Preferred Stock were treated as regularly traded on an established securities market) or the regularly traded class of our stock with the lowest fair market value at the time of acquisition of the Series A Preferred Stock and at certain other times described in the applicable Treasury regulations (if the Series A Preferred Stock were not treated as regularly traded on an established securities market), as further described in the applicable Treasury regulations. If the exemption described in the prior sentence were not available and the USRPHC rules applied, then, among other things, a non-U.S. holder would be required to file a U.S. federal income tax return and generally would be taxed in the same manner as gain that is effectively connected with the conduct of a trade or business in the United States, except that the branch profits tax will not apply. Non-U.S. holders should consult their own advisors about the consequences that could result if we are, or become, a USRPHC.

A payment made to a non-U.S. holder in redemption of the Series A Preferred Stock may be treated as a dividend, rather than as a payment in exchange for the stock, in the circumstances discussed under “U.S. Holders — Sale, Exchange, Redemption or Certain Other Taxable Dispositions,” in which event the payment would be subject to tax as discussed under “Non-U.S. Holders — Distributions.”

Information Reporting and Backup Withholding on Non-U.S. Holders.    Payment of dividends and the tax withheld with respect thereto are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty, or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available by the IRS under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding generally will apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor an IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying, under penalty of perjury, that the person is a non-U.S. person (and the withholding agent does not have actual knowledge or reason to know that such holder is a U.S. person), or such non-U.S. holders otherwise establish an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of the Series A Preferred Stock is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E (or other applicable form) and the withholding agent does not have actual knowledge or reason to know that such holder is a U.S. person, or otherwise establishes an exemption. Subject to certain exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of the Series A Preferred Stock if such sale is effected through a foreign office of a broker without certain specified U.S. connections.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS by the U.S. holder on a timely basis.

FATCA Withholding

Under Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax may apply to payments of dividends on stock made to foreign financial institutions (including amounts paid to a foreign financial institution on behalf of a holder) and certain other non-financial foreign entities. Withholding under FATCA generally will not apply where such payments are made to (i) a “foreign financial institution” (as defined in the Code and U.S. Treasury regulations) that undertakes, under either an agreement with the U.S. Treasury or pursuant to an intergovernmental agreement between the jurisdiction in which it is a resident and the U.S. Treasury, to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders; (ii) a “non-financial foreign entity” (as defined in the Code and U.S. Treasury regulations) that either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner to the U.S. Treasury; or (iii) a foreign financial institution or non-financial foreign entity that is exempt from these rules.

Non-U.S. holders should consult their own tax advisers with respect to the U.S. federal income tax consequences of FATCA on their ownership and disposition of shares of our Series A Preferred Stock.

This summary is for general information only and is not intended to constitute a complete description of all tax consequences for non-U.S. holders relating to the purchase, ownership and disposition of the Series A Preferred Stock. Prospective purchasers of Series A Preferred Stock should consult their independent tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the purchase, ownership and disposition of the Series A Preferred Stock based on their particular circumstances.

UNDERWRITING

The Benchmark Company, LLC (“Benchmark”) is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, dated October 26, 2021, each underwriter named below has severally, and not jointly, agreed to purchase from us, and we have agreed to sell to that underwriter, the number of shares of Series A Preferred Stock set forth opposite that underwriter’s name in the table below.

Underwriters	Number of Shares
The Benchmark Company, LLC	159,000
Aegis Capital Corp.	159,000
Spartan Capital Securities	2,000
Total	320,000

The underwriting agreement provides that the underwriters must buy all of the shares of our Series A Preferred Stock offered hereby if they buy any of them. Our shares of Series A Preferred Stock, however, are offered subject to a number of conditions, including:

•        receipt and acceptance of our shares by the underwriters; and

•        the underwriters’ right to reject orders in whole or in part.

In connection with this offering, the underwriters or securities dealers may distribute prospectuses electronically.

We expect that delivery of the Series A Preferred Stock will be made against payment therefor on or about October 29, 2021, which will be the second business day following the trade date of the Series A Preferred Stock (such settlement cycle being herein referred to as “T + 2”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Series A Preferred Stock on the date of pricing or the next business day will be required, by virtue of the fact that the Series A Preferred Stock initially will settle T + 2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Series A Preferred Stock who wish to trade the Series A Preferred Stock on the date of pricing of the Series A Preferred Stock or the next business day should consult their own advisor.

Underwriting Discounts and Commissions

The representative has advised us that the underwriters propose initially to offer the shares of Series A Preferred Stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at the public offering price minus a concession not in excess of $1.00 per share. Sales of shares made outside of the United States may be made by affiliates of the underwriters. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. The following table shows the public offering price, underwriting discount and proceeds, before expenses, that we will pay to the underwriters in connection with this offering. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of Series A Preferred Stock to cover over-allotments, if any.

Underwriters	Per Share	Without Over-Allotment	With Over-Allotment
Public Offering Price	$25.00	$8,000,000	$9,200,000
Underwriting Discount (8.0%)	$2.00	$640,000	$736,000
Proceeds to Us, before expenses	$23.00	$7,360,000	$8,464,000

Certain expenses associated with this offering, exclusive of the underwriting discount and the expenses set forth in the next sentence, are estimated to be approximately $175,000 and will be payable by us. In addition to the underwriting discount, we will reimburse the underwriters for their reasonable out-of-pocket expenses incurred in connection with their engagement as underwriters, including, without limitation, “road show” expenses and legal fees up to a maximum aggregate amount of $100,000 if this offering is consummated.

In addition to the foregoing, we will also reimburse the underwriters for background checks on our senior management in an amount not to exceed $7,500. We have paid a $25,000 advance to Benchmark, which shall be applied against actual out-of-pocket-accountable expenses, which will be returned to us to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C). We will also pay to Benchmark by deduction from the net proceeds of this offering, a non-accountable expense allowance equal to 1.0% of the gross proceeds received by us from the sale of the Series A Preferred Stock, including any Series A Preferred Stock that may be issued pursuant to the exercise of the underwriters’ over-allotment option.

Over-Allotment Option

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 48,000 additional shares of Series A Preferred Stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional Series A Preferred Stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of Series A Preferred Stock listed next to the names of all underwriters in the preceding table.

Right of First Refusal

Subject to the closing of this offering, until twelve months from the closing date of this offering, Benchmark shall have a right of first refusal to act as our sole book-running manager for each and every future issuance of shares of Series A Preferred Stock, for us, or any of our successors or subsidiaries, on terms customary to Benchmark during such twelve month period.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

Price Stabilization; Short Positions and Penalty Bids

In order to facilitate the offering of the Series A Preferred Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series A Preferred Stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option to purchase additional shares. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series A Preferred Stock in the open market after pricing that could adversely affect investors who purchase in this offering. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the representative a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions. These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our Series A Preferred Stock or preventing or retarding a decline in the price of our Series A Preferred Stock. As a result of these activities, the price thereof may be higher than otherwise might exist in the open market. Neither we nor the underwriters make any representation that the underwriters will engage in these transactions, or make any representation with respect to the effect of any such transactions. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, Series A Preferred Stock in the open market to stabilize the price of the Series A Preferred Stock. These activities may raise or maintain the market price of the

Series A Preferred Stock above independent market levels or prevent or retard a decline in the market price of the Series A Preferred Stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Electronic Distribution

A prospectus supplement and accompanying base prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of Series A Preferred Stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus supplement and accompanying base prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Conflicts of Interest

From time to time, the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees. Except for the services provided in connection with this offering, the underwriters have not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus.

Listing

Prior to the Series A Preferred Stock offering, there has been no public market for the Series A Preferred Stock. We have applied to list the Series A Preferred Stock on The Nasdaq Capital Market under the symbol “COMSP.” If the application is approved, we expect trading of the Series A Preferred Stock on The Nasdaq Capital Market to begin on the date the Series A Preferred Stock is first issued.

Transfer Agent

The transfer agent for our Series A Preferred Stock to be issued in this offering is ClearTrust, LLC located at 16540 Pointe Village Dr., Suite 210, Lutz, FL 33558.

LEGAL MATTERS

Certain legal matters relating to this offering, including certain tax matters, will be passed upon for us by Pryor Cashman LLP, New York, New York. Certain legal matters of Nevada law, including the validity of the shares of Series A Preferred Stock to be issued by us and offered hereby, will be passed upon for us by Flangas Law Group, Las Vegas, Nevada. Certain legal matters relating to this offering will be passed upon for the underwriters by Sheppard, Mullin, Richter & Hampton, LLP, New York, New York.

EXPERTS

The financial statements incorporated by reference into this prospectus supplement as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and the period January 10, 2019 (inception) through December 31, 2019 have been audited by Haskell & White LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated by reference herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. These filings are available to the public at the SEC’s website at www.sec.gov.

This prospectus supplement is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act. This prospectus supplement does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may view and print copies of the registration statement, including exhibits, at the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them into this prospectus supplement. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement and later information that we file with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, between the date of the initial registration statement and prior to effectiveness of the registration statement and the documents listed below that we have previously filed with the SEC:

•        our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 30, 2021;

•        our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 filed with the SEC on May 17, 2021 and August 16, 2021, respectively;

•        our Current Reports on Form 8-K, filed with the SEC on January 27, 2021, February 4, 2021, February 16, 2021, February 23, 2021, March 1, 2021, April 6, 2021, April 22, 2021, June 3, 2021, June 8, 2021, June 28, 2021, June 30, 2021, August 20, 2021, August 30, 2021, October 6, 2021 and October 7, 2021 (other than portions of those documents furnished or not otherwise deemed to be filed);

•        our definitive Proxy Statement on Schedule 14A for our 2021 Annual Meeting of Stockholders filed with the SEC on April 30, 2021;

•        the description of our common stock contained in the registration statement on Form 8-A/A, filed with the SEC on December 22, 2020, and any other amendment or report filed for the purpose of updating such description; and

•        the description of our Series A Preferred Stock contained in the registration statement on Form 8-A filed with the SEC on October 26, 2021.

We also incorporate by reference all documents that we file with the SEC on or after the date of this prospectus supplement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all the securities offered hereby. Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

COMSovereign Holding Corp.
5000 Quorum Drive, Suite 400
Dallas, TX 75254
(469) 930-2661
Attention: Kevin Sherlock, Esq.
Corporate Secretary

Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance you are referred to the copy of the contract or other document filed as an exhibit to the registration statement or incorporated herein or therein, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

ComSovereign Holding Corp.

$65,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants
Rights
Units

We may offer from time to time shares of our common stock, preferred stock, senior debt securities (which may be convertible into or exchangeable for common stock), subordinated debt securities (which may be convertible into or exchangeable for common stock), warrants, rights and units that include any of these securities. The aggregate initial offering price of the securities sold under this prospectus will not exceed $65,000,000. We will offer the securities in amounts, at prices and on terms to be determined at the time of the offering.

Each time we sell securities hereunder, we will attach a supplement to this prospectus that contains specific information about the terms of the offering, including the price at which we are offering the securities to the public. The prospectus supplement may also add, update or change information contained or incorporated in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. You should read this prospectus, the information incorporated by reference in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus carefully before you invest in our securities.

The securities hereunder may be offered directly by us, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the section entitled “About This Prospectus” for more information.

Our common stock and certain of our outstanding warrants are listed on the NASDAQ Capital Market under the symbols COMS and COMSW, respectively.

Investing in securities involves certain risks. See “Risk Factors” beginning on page 6 of this prospectus and in the applicable prospectus supplement, as updated in our future filings made with the Securities and Exchange Commission that are incorporated by reference into this prospectus. You should carefully read and consider these risk factors before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 14, 2021.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus, including in any of the materials that we have incorporated by reference into this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared or authorized by us. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.

You should not assume that the information contained in this prospectus and any accompanying supplement to this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $65,000,000.

This prospectus provides certain general information about the securities that we may offer hereunder. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. In each prospectus supplement, we will include the following information:

•        the number and type of securities that we propose to sell;

•        the public offering price;

•        the names of any underwriters, agents or dealers through or to which the securities will be sold;

•        any compensation of those underwriters, agents or dealers;

•        any additional risk factors applicable to the securities or our business and operations; and

•        any other material information about the offering and sale of the securities.

In addition, the prospectus supplement or free writing prospectus may also add, update or change the information contained in this prospectus or in documents incorporated by reference in this prospectus. The prospectus supplement or free writing prospectus will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained in this prospectus or incorporated by reference in this prospectus. You should read and consider all information contained in this prospectus, any accompanying prospectus supplement and any free writing prospectus that we have authorized for use in connection with a specific offering, in making your investment decision. You should also read and consider the information contained in the documents identified under the heading “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” in this prospectus.

Unless the context otherwise requires, the terms “the Company,” “we,” “us,” and “our” in this prospectus each refer to COMSovereign Holding Corp., our subsidiaries and our consolidated entities.

ii

FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act and may involve material risks, assumptions and uncertainties. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “believe,” “might,” “expect,” “anticipate,” “intend,” “plan,” “estimate” and similar words, although some forward-looking statements are expressed differently.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict and which may cause actual outcomes and results to differ materially from what is expressed or forecasted in such forward-looking statements. These forward-looking statements speak only as of the date on which they are made and except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise. If we do update or correct one or more forward-looking statements, you should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from our forward-looking statements is included in our periodic reports filed with the SEC and in the “Risk Factors” section of this prospectus.

iii

THE COMPANY

Overview

We are a provider of technologically-advanced telecom solutions to network operators, mobile device carriers, governmental units and other enterprises worldwide. We have assembled a portfolio of communications, power and portable infrastructure technologies, capabilities and products that enable the upgrading of latent 3G networks to 4G and 4G-LTE networks and will facilitate the rapid roll out of the 5G and “next-Generation” (“nG”) networks of the future. We focus on novel capabilities, including signal modulations, antennae, software, hardware and firmware technologies that enable increasingly efficient data transmission across the electromagnetic spectrum. Our product solutions are complemented by a broad array of services, including technical support, systems design and integration, and sophisticated research and development programs. While we compete globally on the basis of our innovative technology, the breadth of our product offerings, our high-quality cost-effective customer solutions, and the scale of our global customer base and distribution, our primary focus is on the North American telecom infrastructure and service market. We believe we are in a unique position to rapidly increase our near-term domestic sales as we are among the few U.S.-based providers of telecommunications equipment and services.

We provide the following categories of product offerings and solutions to our customers:

•        Telecom and Network Products and Solutions.    We design, develop, market and sell technologically-advanced products for telecom network operators, mobile device carriers and other enterprises, including the following:

•        Backhaul Telecom Radios.    We offer a line of high-capacity packet microwave solutions that drive next-generation IP networks. Our carrier-grade point-to-point packet microwave systems transmit broadband voice, video and data. Our solutions enable service providers, government agencies, enterprises and other organizations to meet their increasing bandwidth requirements rapidly and affordably. The principal application of our product portfolio is wireless network transport, including a range of products ideally suited to support the emergence of underlying small cell networks. Additional solutions include leased-line replacement, last mile fiber extension and enterprise networks.

•        In-Band Full-Duplex Technologies.    We have developed proprietary wireless transmission technologies that alleviate the performance limitations of the principal transmission technologies used by most networks today. Time Division Duplex (TDD) transmission technology used by many communications systems utilizes a single channel for transmission of data alternating between downlink or uplink, which limits capacity/throughput. Frequency Division Duplex (FDD) technologies in the marketplace today use two independent channels for downlink and uplink but require twice the spectrum. Neither TDD nor FDD can simultaneously transmit and receive on a single channel — a limitation that network advancements and 5G will require for optimal performance. In late 2021, we intend to commence marketplace demonstrations of products incorporating our proprietary In-Band Full-Duplex technologies that simultaneously transmit and receive data on a single channel, which resolves the limitation of current TDD and FDD transmissions by increasing network performance and doubling spectrum efficiency. We intend to begin commercializing this technology in the first half of 2022.

•        Edge Compute Capable Small Cell 4G LTE and 5G Access Radios.    We offer Citizens Broadband Radio Service (CBRS) frequency and other small cell radios that are designed to connect to other access radios or to connect directly to mobile devices such as mobile phones and other IoT devices. Recently, we developed the world’s first fully-virtualized 5G core network on a microcomputer the size of a credit card, enabling, for the first time, the ability to have the 5G network collocated on the network edge with the small cell communicating with the devices themselves. The small cells support edge-based application hosting and enable third-party service integration.

•        Intelligent Batteries and Back-Up Power Solutions.    We are developing for the telecom industry a full line of environmentally-friendly, non-volatile advanced intelligent lithium-ion batteries and back-up power units that charge quickly, have a life span approximately five times longer than conventional lead-acid batteries, and can be monitored remotely. We are also currently offering and developing models that provide power for a wide range of applications, including cellular towers and other radio access network (RAN) infrastructures, automobiles, boats, spacecraft and other vehicles.

•        Tethered Drones and Aerostats.    We design, manufacture, sell and provide logistical services for specialized tethered aerial monitoring and communications platforms serving national defense and security customers for use in applications such as intelligence, surveillance and reconnaissance (“ISR”) and communications. We focus primarily on a suite of tethered aerostats known as the Winch Aerostat Small Platform (“WASP”), which are principally designed for military and security applications and provide secure and reliable aerial monitoring for extended durations while being tethered to the ground via a high-strength armored tether. Our recently-acquired HoverMast line of quadrotor-tethered drones feature uninterruptible ground-based power, fiber optic communications for cyber immunity, and the ability to operate in GPS-denied environments while delivering dramatically-improved situational awareness and communications capabilities to users.

We are also developing processes that we believe will significantly advance the state-of-the-art in silicon photonic (SiP) devices for use in advanced data interconnects, communication networks and computing systems. We believe our novel approach will allow us to overcome the limitations of current SiP modulators, dramatically increase computing bandwidth and reduce drive power while offering lower operating costs.

Our engineering and management teams have extensive experience in optical systems and networking, digital signal processing, large-scale application-specific integrated circuit (ASIC) design and verification, SiP design and integration, system software development, hardware design, high-speed electronics design and network planning, installation, maintenance and servicing. We believe this broad expertise in a wide range of advanced technologies, methodologies and processes enhances our innovation, design and development capabilities, and has enabled us, and we believe will continue to enable us, to develop and introduce future-generation communications and computing technologies. In the course of our product development cycles, we engage with our customers as they design their current and next-generation network equipment in order to gauge current and future market needs.

Our more than 700 customers include a majority of the leading global telecommunication operators, as well as many data center managers and leading multi-system operators (MSOs), and hundreds of enterprise customers, including many Fortune 500 companies. We have long-standing, direct relationships with our customers and serve them through a direct sales force and a global network of channel partners.

Our Operating Units

Through a series of acquisitions, we and our operating subsidiaries have expanded our service offerings and geographic reach over the past two years. On November 27, 2019, we completed the acquisition of ComSovereign Corp. (“ComSovereign”) in a stock-for-stock transaction with a total purchase price of approximately $75 million (the “ComSovereign Acquisition”). ComSovereign had been formed in January 2019 and, prior to its acquisition by our company, had completed five acquisitions of companies with unique products in development for, or then being marketed to, the telecommunications market. As a result of our acquisitions, our company is comprised of the following principal operating units, each of which was acquired to address a different opportunity or sector of the North American telecom infrastructure and service market. Our subsidiary holdings are held in three division, Telecoms, Drone, and Power.

Our Telecoms Division is comprised of the following principal operating units:

•        DragonWave-X LLC.    DragonWave-X, LLC and its operating subsidiaries, DragonWave Corp. and DragonWave-X Canada, Inc. (collectively, “DragonWave”), are a Dallas-based manufacturer of high-capacity microwave and millimeter wave point-to-point telecom backhaul radio units. DragonWave and its predecessor have been selling telecom backhaul radios since 2012 and its microwave radios have been installed in over 330,000 locations in more than 100 countries worldwide. According to a report of the U.S. Federal Communications Commission, as of December 2019, DragonWave was the second largest provider of licensed point-to-point microwave backhaul radios in North America. DragonWave was acquired by ComSovereign in April 2019 prior to the ComSovereign Acquisition.

•        Virtual Network Communications Inc.    Virtual Network Communications Inc. (“VNC”) is an edge compute focused wireless telecommunications technology developer and equipment manufacturer of both 4G LTE Advanced and 5G capable radio equipment. VNC designs, develops, manufactures, markets, and supports a line of network products for wireless network operators, mobile virtual network operators, cable TV system operators, and government and business enterprises that enable new sources of revenue, and reduce capital and operating expenses. VNC also has developed rapidly deployable, tactical systems that can be combined with the tethered aerostats and drones offered by our Drone Aviation subsidiary and enabled and operated in nearly any location in the world. We acquired VNC in July 2020.

•        Fastback.    Skyline Partners Technology LLC, which does business under the name Fastback Networks (“Fastback”), is a manufacturer of intelligent backhaul radio (IBR) systems that deliver high-performance wireless connectivity to virtually any location, including those challenged by Non-Line of Sight (NLOS) limitations. Fastback’s advanced IBR products allow operators to economically add capacity and density to their macrocells and expand service coverage density with small cells. These solutions also allow operators to both provide temporary cellular and data service utilizing mobile/portable radio systems and provide wireless Ethernet connectivity. We acquired Fastback in January 2021.

•        Silver Bullet Technology, Inc.    Silver Bullet Technology, Inc. (“Silver Bullet”) is a California-based engineering firm that designs and develops next generation network systems and components, including large-scale network protocol development, software-defined radio systems and wireless network designs. ComSovereign acquired Silver Bullet in March 2019 prior to the ComSovereign Acquisition.

•        Lextrum, Inc.    Lextrum, Inc. (“Lextrum”) is a Tucson, Arizona-based developer of full-duplex wireless technologies and components, including multi-reconfigurable radio frequency (RF) antennae and software programs. This technology enables the doubling of a given spectrum band by allowing simultaneous transmission and receipt of radio signals on the same frequencies. ComSovereign acquired Lextrum in April 2019 prior to the ComSovereign Acquisition.

•        Innovation Digital, LLC.    Innovation Digital, LLC (“Innovation Digital”) is a California-based developer of “beyond state-of-the-art” mixed analog/digital signal processing solutions, intellectual property (IP) licensing, design and consulting services. Its signal processing techniques and intellectual property have significantly enhanced the bandwidth and accuracy of RF transceiver systems and have provided enabling technologies in the fields of communications and RADAR systems, signals intelligence (SIGINT) and electronic warfare (EW), test and measurement systems, and semiconductor devices. We acquired Innovation Digital in June 2021.

•        VEO Photonics, Inc.    VEO Photonics, Inc. (“VEO”), based in San Diego, California, is a research and development company innovating SiP technologies for use in copper-to-fiber-to-copper switching, high-speed computing, high-speed ethernet, autonomous vehicle applications, mobile devices and 5G wireless equipment. ComSovereign acquired VEO in January 2019 prior to the ComSovereign Acquisition.

•        RF Engineering & Energy Resource, LLC.    RF Engineering & Energy Resource, LLC (“RF Engineering”) is a Michigan-based provider of high-quality microwave antennas and accessories. By providing one of the industry’s lowest cost of ownership, RF Engineering has continued to innovate and expand, and it recently announced the industry’s first Universal Licensed Microwave Antenna. Supporting frequencies from (6-42 GHz), customers can now reduce sparing costs and safely future-proof their networks by leveraging this new Universal plug and play architecture. We acquired RF Engineering in July 2021.

Our Drone Division is comprised of the following principal operating units:

•        Drone Aviation.    Lighter Than Air Systems Corp., which does business under the name Drone Aviation (“Drone Aviation”), is based in Jacksonville, Florida and develops and manufactures cost-effective, compact and enhanced tethered unmanned aerial vehicles (UAVs), including lighter-than-air aerostats and drones that support surveillance sensors and communications networks. We acquired Drone Aviation in June 2014.

•        Sky Sapience Ltd.    Sky Sapience Ltd. (“SKS”) is an Israeli-based manufacturer of drones with a patented tethered hovering technology that provides long-duration, mobile and all-weather Intelligence, Surveillance and Reconnaissance (ISR) capabilities to customers worldwide for both land and marine-based applications. Its innovative technologies include fiber optic tethers that enable secure, high-capacity communications, including support for commercial 4G and 5G wireless networks. SKS’s flagship HoverMast line of quadrotor-tethered drones feature uninterruptible ground-based power, fiber optic communications for cyber immunity, and the ability to operate in GPS-denied environments while delivering dramatically-improved situational awareness and communications capabilities to users. We acquired SKS in March 2021.

•        RVision, Inc.    RVision Inc. (“RVision”) is a California-based developer of technologically-advanced video and communications products and physical security solutions designed for government and private sector commercial industries. It has been serving governments and the military for nearly two decades with sophisticated, environmentally-rugged optical and infrared cameras, hardened processors, custom tactical video hardware, software solutions, and related communications technologies. It also has developed nano-defractive optics with integrated, artificial intelligence-driven electro-optical sensors and communication network connectivity products for smart city/smart campus applications. We acquired RVision in April 2021.

Our Power Division is comprised of the following principal operating units:

•        InduraPower, Inc.    InduraPower Inc. (“InduraPower”) is a Tucson, Arizona-based developer and manufacturer of intelligent batteries and back-up power supplies for network systems and telecom nodes. It also provides power designs and batteries for the aerospace, marine and automotive industries. ComSovereign acquired InduraPower in January 2019 prior to the ComSovereign Acquisition.

•        Sovereign Plastics LLC.    Sovereign Plastics LLC (“Sovereign Plastics”), based in Colorado Springs, Colorado, operates as the material, component manufacturing and supply chain source for all of our subsidiaries, and also provides plastic and metal components to third-party manufacturers. Its ability to rapidly prototype new product offerings and machine moldings, metals and plastic castings has reduced the production cycle for many of our components from months to days. We acquired the business currently conducted by Sovereign Plastics in March 2020.

Risks Associated With Our Business

Our ability to execute our business strategy is subject to numerous risks, as more fully described in the section captioned “Risk Factors” immediately following this prospectus summary. You should read these risks before you invest in our common stock. In particular, risks associated with our business include, but are not limited to, the following:

•        Since our recent acquisition of ComSovereign in November 2019, we lack an established operating history on which to evaluate our consolidated business and determine if we will be able to execute our business plan, and we can give no assurance that our operations will result in profits.

•        We incurred net losses in our fiscal years ended December 31, 2020 and 2019 with negative cash flows, and we cannot assure you as to when, or if, we will become profitable and generate positive cash flows.

•        We expect to continue to incur losses from operations and negative cash flows, which raise substantial doubt about our ability to continue as a going concern.

•        We may not generate sufficient cash flows to cover our operating expenses.

•        We have significant debt and if we are unable to repay our debt when it becomes due, our business, financial condition and results of operations could be materially harmed.

•        If we are unable to obtain additional funding when needed, our business operations will be harmed, and if we do obtain additional financing, our then-existing stockholders may suffer substantial dilution.

•        Raising capital in the future could cause dilution to our existing stockholders and may restrict our operations or require us to relinquish rights.

•        The COVID-19 pandemic may negatively affect our operations depending on the severity and longevity of the pandemic.

•        Rapid technological change in our market and/or changes in customer requirements could cause our products to become obsolete or require us to redesign our products, which would have a material adverse effect on our business, operating results and financial condition.

•        Product development is a long, expensive and uncertain process, and our failure to develop marketable products in our various markets could adversely affect our business, prospects and financial condition.

•        We compete with companies that have significantly more resources for their research and development efforts than we have or have received government contracts for the development of new products.

•        Product quality problems, defects, errors or vulnerabilities in our products could harm our reputation and adversely affect our business, financial condition, results of operations and prospects.

•        If sufficient radio spectrum is not allocated for use by our products or if we fail to obtain regulatory approval for our products, our ability to market our products may be restricted.

•        If critical components or raw materials used to manufacture our products become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products, which could damage our business.

Our Corporate Information

We were incorporated as Drone Aviation Holding Corp. in the State of Nevada on April 17, 2014. An amendment to our Articles of Incorporation changing our name to COMSovereign Holding Corp. was effected on November 30, 2019. Our principal executive offices are located at 5000 Quorum Drive, Suite 400, Dallas, Texas 75254, and our telephone number is (469) 930-2661. Our website address is www.COMSovereign.com, and many of our subsidiaries also have their own websites linked to and that may be accessed from our principal corporate website. Information on our website and on that of our subsidiaries is not part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making any investment decision, you should carefully consider the risk factors set forth below, the information under the caption “Risk Factors” in any applicable prospectus supplement, any related free writing prospectus that we may authorize to be provided to you and the information under the caption “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q that are incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

These risks could materially affect our business, results of operations or financial condition and affect the value of our securities. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment. You could lose all or part of your investment. For more information, see “Where You Can Find More Information.”

Risks Related to Our Securities and the Offering

Future sales or other dilution of our equity could depress the market price of our common stock.

Sales of our common stock, preferred stock, warrants, rights or convertible debt securities, or any combination of the foregoing, in the public market, or the perception that such sales could occur, could negatively impact the price of our common stock.

In addition, the issuance of additional shares of our common stock, securities convertible into or exercisable for our common stock, other equity-linked securities, including preferred stock, warrants or rights or any combination of these securities pursuant to this prospectus will dilute the ownership interest of our common shareholders and could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

We may need to seek additional capital. If this additional financing is obtained through the issuance of equity securities, debt securities convertible into equity or options, warrants or rights to acquire equity securities, our existing shareholders could experience significant dilution upon the issuance, conversion or exercise of such securities.

Our management will have broad discretion over the use of the proceeds we receive from the sale our securities pursuant to this prospectus and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from any offerings under this prospectus, and you will be relying on the judgment of our management regarding the application of these proceeds. Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, the net proceeds received by us from our sale of the securities described in this prospectus will be added to our general funds and will be used for general corporate purposes. Our management might not apply the net proceeds from offerings of our securities in ways that increase the value of your investment and might not be able to yield a significant return, if any, on any investment of such net proceeds. You may not have the opportunity to influence our decisions on how to use such proceeds.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, which may include, among other things, repayment of debt, repurchases of common stock, capital expenditures, the financing of possible acquisitions or business expansions, increasing our working capital and the financing of ongoing operating expenses and overhead.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and certain provisions of our certificate of incorporation and bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation, as amended, our bylaws and applicable provisions of the Nevada Revised Statutes or the NRS.

See “Where You Can Find More Information” elsewhere in this prospectus for information on where you can obtain copies of our articles of incorporation and our bylaws, which have been filed with and are publicly available from the SEC. Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share.

DESCRIPTION OF COMMON STOCK

As of September 1, 2021, there were 72,533,850 shares of our common stock issued outstanding held by approximately 320 stockholders of record.

General

The following summary of certain provisions of our common stock does not purport to be complete. This description is summarized from, and is qualified in its entirety by reference to, our amended and restated articles of incorporation and our amended and restated bylaws, to which you should refer and both of which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by provisions of applicable law, including Chapters 78 and 92A of the Nevada Revised Statutes (the “NRS”), as applicable to corporations.

Voting, Dividend and Other Rights.    Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, pre-emptive, subscription or conversion rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our board of directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common stock. Our declaration of any cash dividends in the future will depend on our board of directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Rights Upon Liquidation.    Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting.    The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our articles of incorporation require the vote of the holders of a majority of all outstanding voting shares.

All issued and outstanding shares of common stock are fully paid and nonassessable. Shares of our common stock that may be offered, from time to time, under this prospectus will be fully paid and nonassessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ClearTrust, LLC. ClearTrust, LLC’s address is 16540 Pointe Village Drive, Suite 210, Lutz, FL 33558 and its telephone number is (813) 235-4490.

Stock Exchange Listing

Our common stock is listed for quotation on the Nasdaq Capital Market under the symbol “COMS.”

DESCRIPTION OF PREFERRED STOCK

As of September 1, 2021, no shares of preferred stock had been issued or were outstanding.

The following summary of certain provisions of our preferred stock does not purport to be complete. This description is summarized from, and is qualified in its entirety by reference to, our amended and restated articles of incorporation and our amended and restated bylaws, to which you should refer and both of which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by provisions of applicable law, including Chapters 78 and 92A of the NRS as applicable to corporations.

General

Our board of directors has the authority to issue up to 100,000,000 shares of preferred stock in one or more series and to determine the rights and preferences of the shares of any such series without stockholder approval. Our board of directors may issue preferred stock in one or more series and has the authority to fix the designation and powers, rights and preferences and the qualifications, limitations or restrictions with respect to each class or series of such class without further vote or action by the stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. Further, our board of director may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include, but not be limited to, the following:

•        the title and stated value;

•        the number of shares we are offering;

•        the liquidation preference per share;

•        the purchase price;

•        the dividend rate, period and payment date and method of calculation for dividends;

•        whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•        the provisions for a sinking fund, if any;

•        the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•        whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•        whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•        voting rights, if any, of the preferred stock;

•        preemptive rights, if any;

•        restrictions on transfer, sale or other assignment, if any;

•        a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•        the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•        any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•        any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

General

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. When we offer to sell debt securities, we will describe the specific terms of any debt securities offered from time to time in a supplement to this prospectus, which may supplement or change the terms outlined below. Senior debt securities will be issued under one or more senior indentures, dated as of a date prior to such issuance, between us and a trustee to be named in a prospectus supplement, as amended or supplemented from time to time. Any subordinated debt securities will be issued under one or more subordinated indentures, dated as of a date prior to such issuance, between us and a trustee to be named in a prospectus supplement, as amended or supplemented from time to time. The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended.

Before we issue any debt securities, the form of indentures will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a current report on Form 8-K. For the complete terms of the debt securities, you should refer to the applicable prospectus supplement and the form of indentures for those particular debt securities. We encourage you to read the applicable prospectus supplement and the form of indenture for those particular debt securities before you purchase any of our debt securities.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•        the title;

•        whether or not such debt securities are guaranteed;

•        the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•        any limit on the amount that may be issued;

•        whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;

•        the maturity date;

•        the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•        whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•        the terms of the subordination of any series of subordinated debt;

•        the place where payments will be payable;

•        restrictions on transfer, sale or other assignment, if any;

•        our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•        the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•        the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•        any restrictions our ability and/or the ability of our subsidiaries to:

•        incur additional indebtedness;

•        issue additional securities;

•        create liens;

•        pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•        redeem capital stock;

•        place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•        make investments or other restricted payments;

•        sell or otherwise dispose of assets;

•        enter into sale-leaseback transactions;

•        engage in transactions with stockholders and affiliates;

•        issue or sell stock of our subsidiaries; or

•        effect a consolidation or merger;

•        whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•        a discussion of any material United States federal income tax considerations applicable to the debt securities;

•        information describing any book-entry features;

•        provisions for a sinking fund purchase or other analogous fund, if any;

•        the denominations in which we will issue the series of debt securities;

•        the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and

•        any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•        the offering price and aggregate number of warrants offered;

•        the currency for which the warrants may be purchased;

•        if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•        if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•        in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•        in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•        the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•        the terms of any rights to redeem or call the warrants;

•        any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•        the dates on which the right to exercise the warrants will commence and expire;

•        the manner in which the warrant agreements and warrants may be modified;

•        a discussion of any material or special United States federal income tax consequences of holding or exercising the warrants;

•        the terms of the securities issuable upon exercise of the warrants; and

•        any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•        in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•        in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

If any warrants represented by the warrant certificate are not exercised, we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Outstanding Warrants

As of September 1, 2021, we had outstanding warrants that were exercisable to purchase an aggregate of 11,691,593 shares of common stock at a weighted average exercise price of $3.8781 per share that expire between November 9, 2021 and August 25, 2026.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF RIGHTS

General

We may issue rights to purchase our common stock or preferred stock, in one or more series. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed after such rights offering. In connection with a rights offering to our stockholders, we will distribute certificates evidencing the rights and a prospectus supplement to our stockholders on the record date that we set for receiving rights in such rights offering. The applicable prospectus supplement or free writing prospectus will describe the following terms of rights in respect of which this prospectus is being delivered:

•        the title of such rights;

•        the securities for which such rights are exercisable;

•        the exercise price for such rights;

•        the date of determining the security holders entitled to the rights distribution;

•        the number of such rights issued to each security holder;

•        the extent to which such rights are transferable;

•        if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of such rights;

•        the date on which the right to exercise such rights shall commence, and the date on which such rights shall expire (subject to any extension);

•        the conditions to completion of the rights offering;

•        any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the rights;

•        the extent to which such rights include an over-subscription privilege with respect to unsubscribed securities;

•        if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the rights offering; and

•        any other terms of such rights, including terms, procedures and limitations relating to the exchange and exercise of such rights.

Each right will entitle the holder thereof the right to purchase for cash such amount of shares of common stock or preferred stock, or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the rights offered thereby. Rights may be exercised at any time up to the close of business on the expiration date for such rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void. Rights may be exercised as set forth in the prospectus supplement relating to the rights offered thereby. Upon receipt of payment and the proper completion and due execution of the rights certificate at the office of the rights agent, if any, or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of common stock and/or preferred stock purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

Rights Agent

The rights agent for any rights we offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following description, together with the additional information that we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

As specified in the applicable prospectus supplement, we may issue, in one more series, units consisting of common stock, preferred stock, debt securities and/or warrants or rights for the purchase of common stock, preferred stock and/or debt securities in any combination. The applicable prospectus supplement will describe:

•        the securities comprising the units, including whether and under what circumstances the securities comprising the units may be separately traded;

•        the terms and conditions applicable to the units, including a description of the terms of any applicable unit agreement governing the units; and

•        a description of the provisions for the payment, settlement, transfer or exchange of the units.

The provisions described in this section, as well as those set forth in any prospectus supplement or as described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Debt Securities,” “Description of Warrants” and “Description of Rights” will apply to each unit, as applicable, and to any common stock, preferred stock, debt security, warrant, or right included in each unit, as applicable.

Unit Agent

The name and address of the unit agent for any units we offer will be set forth in the applicable prospectus supplement.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we may determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

PLAN OF DISTRIBUTION

The securities covered by this prospectus may be offered and sold from time to time pursuant to one or more of the following methods:

•        through agents;

•        to or through underwriters;

•        to or through broker-dealers (acting as agent or principal);

•        in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise;

•        directly to purchasers, through a specific bidding or auction process or otherwise; or

•        through a combination of any such methods of sale.

Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us, from the purchasers of the securities or from both us and the purchasers. Any underwriters, dealers, agents or other investors participating in the distribution of the securities may be deemed to be “underwriters,” as that term is defined in the Securities Act, and compensation and profits received by them on sale of the securities may be deemed to be underwriting commissions, as that term is defined in the rules promulgated under the Securities Act.

Each time securities are offered by this prospectus, the prospectus supplement, if required, will set forth:

•        the name of any underwriter, dealer or agent involved in the offer and sale of the securities;

•        the terms of the offering;

•        any discounts concessions or commissions and other items constituting compensation received by the underwriters, broker-dealers or agents;

•        any over-allotment option under which any underwriters may purchase additional securities from us; and

•        any initial public offering price.

The securities may be sold at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The distribution of securities may be effected from time to time in one or more transactions, by means of one or more of the following transactions, which may include cross or block trades:

•        transactions on the NASDAQ Capital Market or any other organized market where the securities may be traded;

•        in the over-the-counter market;

•        in negotiated transactions;

•        under delayed delivery contracts or other contractual commitments; or

•        a combination of such methods of sale.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Our securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. This prospectus and the prospectus supplement will be used by the underwriters to resell the shares of our securities.

If 5% or more of the net proceeds of any offering of our securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

To comply with the securities laws of certain states, if applicable, the securities offered by this prospectus will be offered and sold in those states only through registered or licensed brokers or dealers.

Agents, underwriters and dealers may be entitled to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their respective affiliates, may be customers of, engage in transactions with or perform services for us in the ordinary course of business. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Certain persons participating in the offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

LEGAL MATTERS

The validity of the shares of common stock and preferred stock and certain other matters of Nevada law will be passed upon for us by Flangas Law Group, Las Vegas, Nevada. Certain matters of U.S. federal and New York State law will be passed upon for us by Pryor Cashman LLP, New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we name in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated by reference into this prospectus as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and the period January 10, 2019 (inception) through December 31, 2019 have been audited by Haskell & White LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated by reference herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, between the date of the initial registration statement and prior to effectiveness of the registration statement and the documents listed below that we have previously filed with the SEC:

•        our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 30, 2021;

•        our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on May 17, 2021;

•        our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed with the SEC on August 16, 2021;

•        our Current Reports on Form 8-K, filed with the SEC on January 27, 2021, February 4, 2021, February 16, 2021, February 23, 2021, March 1, 2021, March 25, 2021, April 6, 2021, April 22, 2021, May 17, 2021, June 3, 2021, June 8, 2021, June 28, 2021, June 30, 2021, August 17, 2021, August 20, 2021 and August 30, 2021 (other than portions of those documents furnished or not otherwise deemed to be filed); and

•        the description of our common stock contained in the registration statement on Form 8-A/A, dated December 22, 2020, File No. 001-39379, and any other amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents that we file with the SEC on or after the effective time of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all the securities registered hereunder or the termination of the registration statement. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

COMSovereign Holding Corp.
5000 Quorum Drive, Suite 400
Dallas, TX 75254
(469) 930-2661
Attention: Kevin Sherlock, Esq.
Corporate Secretary

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance you are referred to the copy of the contract or other document filed as an exhibit to the registration statement or incorporated herein, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. The registration statement, including exhibits thereto, contains additional relevant information about us and these securities, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement can be obtained at the address set forth below or at the SEC’s website as noted below. You should read the registration statement, including any applicable prospectus supplement, for further information about us and these securities.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because our common stock is listed on the NASDAQ Capital Market, you may also inspect reports, proxy statements and other information at the offices of the NASDAQ Capital Market.

COMSovereign Holding Corp.

320,000 Shares of 9.25% Series A
Cumulative Redeemable Perpetual Preferred Stock
Liquidation Preference $25.00 per Share

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Prospectus Supplement

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Sole Book Running Manager

The Benchmark Company

Lead Manager	Co-Manager
Aegis Capital Corp.	Spartan Capital Securities

October 26, 2021